Exhibit 10.2

CLOSING ITEM NO.: A-4

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY

and

CHEMBIO DIAGNOSTIC SYSTEMS INC.

LEASE AND PROJECT AGREEMENT

Dated as of February 1, 2019

Suffolk County Industrial Development Agency
(Chembio Diagnostic Systems Inc. Facility)

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EXHIBIT A	Legal Description of Real Property
EXHIBIT B	Equipment
EXHIBIT C	PILOT Schedule
EXHIBIT D	Mortgage Requirements
EXHIBIT E	List of Appointed Agents
EXHIBIT F	Sales Tax Agent Authorization Letter
EXHIBIT G	Mandatory Agent and Subagent Contract Language
EXHIBIT H	Sales Tax Registry
EXHIBIT I	Compliance with Labor Law, Executive Law and Civil Rights Law
EXHIBIT J	Long Island First Policy
EXHIBIT K	Exceptions to Representations and Warranties of Company
EXHIBIT L	Form of Annual Employment and Financial Assistance Certification Letter
EXHIBIT M	Form Tenant Agency Compliance Agreement
SCHEDULE A	Schedule of Definitions

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THIS LEASE AND PROJECT AGREEMENT, dated as of February 1, 2019 (this “Lease Agreement”), is between the SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation of the State of New York, having its office at H. Lee Dennison Building, 3rd Floor, 100 Veterans Memorial Highway, Hauppauge, New York 11788 (the “Agency”), and Chembio Diagnostic Systems Inc., a corporation organized and existing under the laws of the State of Delaware and authorized to do business in the State of New York, having an office for the transaction of business located at 3661 Horseblock Road, Medford, New York 11763 (the “Company”).

R E C I T A L S

WHEREAS, Title 1 of Article 18-A of the General Municipal Law of the State of New York was duly enacted into law as Chapter 1030 of the Laws of 1969 of the State of New York (the “State”); and

WHEREAS, the aforesaid act authorizes the creation of industrial development agencies for the Public Purposes of the State; and

WHEREAS, the aforesaid act further authorizes the creation of industrial development agencies for the benefit of the several counties, cities, villages and towns in the State and empowers such agencies, among other things, to acquire, construct, reconstruct, renovate, refurbish, equip, lease, sell and dispose of land and any building or other improvement, and all real and personal property, including but not limited to machinery and equipment deemed necessary in connection therewith, whether now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, commercial, recreation or industrial facilities, in order to advance job opportunities, health, general prosperity and the economic welfare of the people of the State and to improve their standard of living; and

WHEREAS, pursuant to and in accordance with the provisions of the aforesaid act, as amended, and Chapter 675 of the Laws of 1975 of the State, as amended (collectively, the “Act”), the Agency was created and is empowered under the act to undertake the Project Work and the leasing of the Facility defined below; and

WHEREAS, the Project shall consist of the following: (A) the acquisition of a leasehold interest in approximately 4.95 acres of land located at 555 Wireless Boulevard, Hauppauge, New York 11788 (Tax Map #800-181-1-1.025) in the Town of Smithtown, Suffolk County, New York (the “Land”), the renovation of an approximately 70,000 square foot building located on the Land (the “Improvements”), and the acquisition and installation therein of certain equipment and personal property (the “Equipment” and, together with the Land and Improvements, the “Facility”), which Facility is to be subleased by the Agency to the Company and which Facility will be used by the Company for research, development, manufacturing, customer service and sales for point-of-care diagnostic tests and related products; (B) the granting of certain “financial assistance” (within the meaning of section 854(14) of the Act) with respect to the foregoing limited to potential exemptions from certain sales and use taxes, transfer taxes and real property taxes (collectively, the “Financial Assistance”); and (C) the sublease of the Facility to the Company or such other person as may be designated by the Company and agreed upon by the Agency; and

WHEREAS, the Company will be the operator of the Facility and the owner of the Land and the Improvements is Myra Properties, LLC (the “Owner”); and

WHEREAS, pursuant to a lease agreement, dated February 5, 2019 (as amended, supplemented and/or assigned as of the date hereof and as the same may be further amended from time to time in accordance therewith and the Basic Documents, the “Prime Lease”), between the Owner and the Company, the Owner has leased the Land and the Improvements to the Company; and

WHEREAS, the Company has agreed with the Agency, on behalf of the Agency and as the Agency’s agent, to complete the Project Work; and

WHEREAS, the Company has agreed to sublease the Land and the Improvements to the Agency pursuant to the terms of a certain Company Lease, dated as of February 1, 2019 (the “Company Lease”), by and between the Company and the Agency; and

WHEREAS, the Company has agreed to transfer title to the Equipment to the Agency pursuant to a certain Bill of Sale, dated the Closing Date (the “Bill of Sale”); and

WHEREAS, the Agency has agreed to sublease and lease the Facility to the Company, and the Company desires to rent the Facility from the Agency, upon the terms and conditions set forth in this Lease Agreement;

AGREEMENT

For and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto do hereby mutually agree as follows:

ARTICLE I
DEFINITIONS

All capitalized terms used in this Lease Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Schedule of Definitions attached hereto as Schedule A.

ARTICLE II
REPRESENTATIONS AND COVENANTS

Section 2.1          Representations and Covenants of Agency.  The Agency makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a)          The Agency is duly established and validly existing under the provisions of the Act and has full legal right, power and authority to execute, deliver and perform each of the Agency Documents and the other documents contemplated thereby.  Each of the Agency Documents and the other documents contemplated thereby has been duly authorized, executed and delivered by the Agency.

(b)        The Agency will acquire a leasehold interest in the Land and Improvements, cause the Improvements to be renovated and the Equipment to be acquired and installed and will lease and sublease the Facility to the Company pursuant to this Lease Agreement, all for the Public Purposes of the State.

(c)        By resolution dated November 15, 2018, the Agency determined that, based upon the review by the Agency of the materials submitted and the representations made by the Company relating to the Facility, the renovation and equipping of the Facility constitutes an “Unlisted Action” within the meaning of the SEQR Act and issued a negative declaration with respect thereto.

(d)        Neither the execution and delivery of any of the Agency Documents and the other documents contemplated thereby or the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of any of the Agency Documents and the other documents contemplated thereby will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the Act, any other law or ordinance of the State or any political subdivision thereof, the Agency’s Certificate of Establishment or By-Laws, as amended, or any corporate restriction or any agreement or instrument to which the Agency is a party or by which it is bound, or result in the creation or imposition of any Lien of any nature upon any of the Property of the Agency under the terms of the Act or any such law, ordinance, Certificate of Establishment, By-Laws, restriction, agreement or instrument, except for Permitted Encumbrances.

(e)       Each of the Agency Documents and the other documents contemplated thereby constitutes a legal, valid and binding obligation of the Agency enforceable against the Agency in accordance with its terms.

(f)          The Agency has been induced to enter into this Lease Agreement by the undertaking of the Company to utilize the Facility in the County of Suffolk, New York in furtherance of the Public Purposes of the Agency.

(g)         The Agency will execute, acknowledge (if appropriate) and deliver from time to time such instruments and documents which are necessary or desirable to carry out the intent and purposes of this Lease Agreement.

Section 2.2          Representations and Covenants of Company.  The Company makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a)          The Company is a corporation, organized and existing under the laws of the State of Delaware, authorized to do business in the State of New York, is in good standing under the laws of the State of Delaware and the State of New York and has full legal right, power and authority to execute, deliver and perform each of the Company Documents and the other documents contemplated thereby. Each of the Company Documents and the other documents contemplated thereby has been duly authorized, executed and delivered by the Company.

(b)        Neither the execution and delivery of any of the Company Documents and the other documents contemplated thereby or the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions of any of the Company Documents and the other documents contemplated thereby will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or ordinance of the State or any political subdivision thereof, the Company’s Organizational Documents, as amended, or any restriction or any agreement or instrument to which the Company is a party or by which it is bound, or result in the creation or imposition of any Lien of any nature upon any of the Property of the Company under the terms of any such law, ordinance, Organizational Documents, as amended, restriction, agreement or instrument, except for Permitted Encumbrances.

(c)      The Facility, the Project Work and the design, and operation of the Facility will conform with all applicable zoning, planning, building and Environmental Laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Facility. Under penalty of perjury, the Company certifies that it is in substantial compliance with all local, state, and federal tax, worker protection and environmental laws, rules and regulations.

(d)        Each of the Company Documents and the other documents contemplated thereby constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(e)         The Facility is and will continue to be a “project” as such quoted term is defined in the Act. The Company will not take any action, or fail to take any action, which action or failure to act would cause the Facility not to constitute a “project” as such quoted term is defined in the Act.

(f)          The Project and the related financial assistance is reasonably necessary to preserve the competitive position of the Company in its respective industry.

(g)        The Company agrees to take any actions reasonably deemed necessary by the Agency, or its Chairman, Vice Chairman, Executive Director, or any member or officer of the Agency, counsel to the Agency or Transaction Counsel, in order to ensure compliance with Sections 2.2(e) and (f) and 9.3 of this Lease Agreement provided that the Company receives duly acknowledged written confirmation from the Agency setting forth the reason(s) for said action(s).  Without limiting the generality of the foregoing, the Company will provide the Agency with any and all information and materials describing proposed Facility occupants as necessary.

(h)         The Company will cause future tenants of the Facility, if any, to execute and deliver to the Agency a tenant agency compliance agreement, prior to the occupancy of the Facility by such tenant, in accordance with the provisions of Section 9.3 hereof.

(i)         The Company hereby represents to the Agency that facilities and property that are primarily used in making retail sales of goods and services to customers who personally visit the Facility will not constitute more than one-third (1/3) of the total costs of the Facility, except in accordance with New York General Municipal Law (the “GML”) Section 862.

(j)          There is no action or proceeding pending or, to the best of the Company’s knowledge, after diligent inquiry, threatened, by or against the Company by or before any court or administrative agency that would adversely affect the ability of the Company to perform its obligations under this Lease Agreement or any other Company Document.

(k)        The Company has obtained all authorizations, consents and approvals of governmental bodies or agencies required to be obtained by it as of the Closing Date in connection with the execution and delivery of this Lease Agreement and each other Company Document or in connection with the performance of its obligations hereunder and under each Company Document.

(l)          The Project Application Information was true, correct and complete as of the date submitted to the Agency, and no event has occurred or failed to occur since such date of submission which could cause any of the Project Application Information to include any untrue statement of a material fact or omit to state any material fact required to be stated therein to make such statements not misleading.

(m)         Reserved.

(n)         Although the completion of the Facility will result in the removal of a plant or facility of the Company or any other proposed occupant of the Facility from one area of the State to another area of the State or in the abandonment of a plant or facility of the Company or of any proposed occupant of the Facility located in the State, the Project is reasonably necessary to discourage the Company from removing such other plant or facility to a location outside the State of New York and is reasonably necessary to preserve the competitive position of the Company in its respective industry.

(o)         The Company covenants that the Prime Lease requires that the Owner maintain the Premises in accordance with the all legal requirements.

(p)       The Company covenants that all financial assistance availed to the Company pursuant to this Agreement shall inure solely to the benefit of the Company.

ARTICLE III
CONVEYANCE OF FACILITY SITE; PROJECT WORK AND COMPLETION

Section 3.1         Agreement to Convey to Agency.  The Company has conveyed or has caused to be conveyed to the Agency (i) a leasehold interest in the Land, including any buildings, structures or other improvements thereon, and (ii) lien-free title to the Equipment, and will convey or cause to be conveyed to the Agency lien-free title to or a leasehold interest in the Equipment and Improvements acquired after the date hereof, in each case except for Permitted Encumbrances.

Section 3.2           Reserved.

Section 3.3          Public Authorities Law Representations.  The parties hereto hereby acknowledge and agree that the Facility and the interest therein to be conveyed by this Lease Agreement are not “Property” as defined in Article 9, Title 5-A of the Public Authorities Law of the State because the Facility and the leasehold interests therein are securing the financial obligations of the Company. The Facility and the leasehold interests therein secure the obligations of the Company to the Agency under this Lease Agreement, including the Company’s obligation to acquire and maintain the Facility and complete the Project Work on behalf of the Agency and the Company’s obligation to indemnify and hold harmless the Agency.

Section 3.4           Project Work.

(a)         The Company agrees that, on behalf of the Agency, it will complete the Project Work in accordance with the Plans and Specifications.

(b)         The Company may revise the Plans and Specifications from time to time without the consent or approval of the Agency; provided that the Facility shall retain its overall configuration and intended purposes and shall remain a “project” as defined in the Act.

(c)        Except as set forth in Section 6.2 hereof, fee or leasehold title, as applicable, to all materials, equipment, machinery and other items of Property incorporated or installed in or placed in, upon, or under the Facility shall vest in the Agency immediately upon the Company’s obtaining an interest in or to the materials, equipment, machinery and other items of Property. The Company shall execute, deliver and record or file all instruments necessary or appropriate so to vest such title in the Agency and shall take all action necessary or appropriate to protect such title against claims of any third Persons.

(d)        The Agency shall enter into, and accept the assignment of, such contracts as the Company may request in order to effectuate the purposes of this Section 3.4.

(e)         The Company, as agent for the Agency, shall comply in all material respects with all provisions of the Labor Law, the Executive Law and the Civil Rights Law of the State applicable to the completion of the Project Work and shall include in all construction contracts all provisions which may be required to be inserted therein by such provisions.  The Company agrees to comply with the relevant policies of the Agency with respect to such laws, a copy of which are set forth on Exhibit I attached hereto.  The Company also agrees to comply with the Agency’s “Long Island First Policy”, a copy of which is attached hereto as Exhibit J and made a part hereof.  Except as provided in the preceding sentences, the provisions of this subsection do not create any obligations or duties not created by applicable law outside of the terms of this Lease Agreement.

Section 3.5          Identification of Equipment.  All Equipment which is or may become the Property of the Agency pursuant to the provisions of this Lease Agreement shall be properly identified by the Company by such appropriate records, including computerized records, as may be approved by the Agency.  All Property of whatever nature affixed or attached to the Land or used or to be used by the Company in connection with the Land or the Improvements shall be deemed presumptively to be owned by the Agency, rather than the Company, unless the same were installed by the Company and title thereto was retained by the Company as provided in Section 6.2 of this Lease Agreement and such Property was properly identified by such appropriate records as were approved by the Agency.

Section 3.6        Certificates of Completion.  To establish the Completion Date, the Company shall deliver to the Agency (i) a certificate signed by an Authorized Representative of the Company stating (a) that the Project Work has been completed in accordance with the Plans and Specifications therefor, and (b) that payment for all labor, services, materials and supplies used in such Project Work has been made or provided for; and (ii) such other certificates as may be reasonably satisfactory to the Agency, including without limitation, a final certificate of occupancy, if applicable.  The Company agrees to complete the Project Work by December 31, 2019.

Section 3.7          Remedies to Be Pursued Against Contractors, Subcontractors, Materialmen and Their Sureties.  In the event of a default by any contractor, subcontractor, materialman or other Person under any contract made by it in connection with the Facility or in the event of a breach of warranty or other liability with respect to any materials, workmanship or performance guaranty, the Company at its expense, either separately or in conjunction with others, may pursue any and all remedies available to it and the Agency, as appropriate, against the contractor, subcontractor, materialman or other Person so in default and against any surety for the performance of such contract.  The Company, in its own name or in the name of the Agency, may prosecute or defend any action or proceeding or take any other action involving any such contractor, subcontractor, materialman, surety or other Person which the Company deems reasonably necessary, and in such event the Agency, at the Company’s sole cost and expense, hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Agency in any such action or proceeding.  The Net Proceeds of any recovery from a contractor or subcontractor or materialman or other person shall be paid to the Company.

Section 3.8         Construction Signage.  During the Construction Period, if any, the Agency shall have the right to erect on the Facility site, subject to the approval of location by the Company, at the Agency’s own cost and expense, an appropriate sign stating that financial assistance for the Facility has been provided through the Agency.

ARTICLE IV
LEASE OF FACILITY RENTAL PROVISIONS

Section 4.1          Lease of Facility.  The Agency hereby subleases the Facility, consisting of the Land as more particularly described in Exhibit A attached hereto and the Improvements and the Equipment as more particularly described in Exhibit B attached hereto, to the Company and the Company hereby takes the Facility from the Agency upon the terms and conditions of this Lease Agreement.

Section 4.2           Duration of Lease Term; Quiet Enjoyment.

(a)         The Agency shall deliver to the Company sole and exclusive possession of the Facility (subject to Sections 8.3 and 10.2 hereof), and the subleasehold estate created hereby shall commence, and the Company shall accept possession of the Facility on the Closing Date.

(b)          Except as provided in Sections 10.2 and 11.1 hereof, the estate created hereby shall terminate at 11:58 p.m. on February 28, 2030 (the “Lease Term”).

(c)         Except as provided in Sections 8.3 and 10.2 hereof, the Agency shall neither take nor suffer or permit any action to prevent the Company during the Lease Term from having quiet and peaceable possession and enjoyment of the Facility and will, at the request of the Company and at the Company’s sole cost and expense, cooperate with the Company in order that the Company may have quiet and peaceable possession and enjoyment of the Facility as hereinabove provided.

Section 4.3            Rents and Other Amounts Payable.

(a)        The Company shall pay to the Agency on the Closing Date the balance of the Agency’s administrative fee in the amount of $28,774 (equal to the administrative fee of $29,438 less the application fee of $2,000, plus the public hearing notice and transcript costs of $586, plus the $750 initial compliance fee). The Company shall pay basic rent for the Facility as follows:  One Dollar ($1.00) per year commencing on the Closing Date and on each and every January 1 thereafter during the term of this Lease Agreement. In addition, the Company shall pay to the Agency an annual compliance fee of $500 on or before January 1 of each year commencing January 1, 2020 and continuing through the Lease Term.

(b)        In addition to the payments of basic rent pursuant to Section 4.3(a) hereof, throughout the Lease Term, the Company shall pay to the Agency as additional rent, within ten (10) days of receipt of demand therefor, an amount equal to the sum of the expenses of the Agency and the members thereof incurred (i) by reason of the Agency’s ownership, leasing, subleasing, or financing of the Facility, or (ii) in connection with the carrying out of the Agency’s duties and obligations under the Agency Documents, the payment of which is not otherwise provided for under this Lease Agreement.  The foregoing shall be in addition to any annual or continuing administrative or management fee imposed by the Agency now or hereafter.

(c)          The Company, under the provisions of this Section 4.3, agrees to make the above-mentioned payments in immediately available funds and without any further notice in lawful money of the United States of America.  In the event the Company shall fail to timely make any payment required in Section 4.3(a) or 4.3(b), the Company shall pay the same together with interest on such payment at a rate equal to two percent (2%) plus the Prime Rate, but in no event at a rate higher than the maximum lawful prevailing rate, from the date on which such payment was due until the date on which such payment is made.

Section 4.4          Obligations of Company Hereunder Unconditional.  The obligations of the Company to make the payments required in Section 4.3 hereof, and to perform and observe any and all of the other covenants and agreements on its part contained herein, shall be general obligations of the Company, and shall be absolute and unconditional irrespective of any defense or any rights of setoff, recoupment or counterclaim it may otherwise have against the Agency.  The Company agrees it will not (i) suspend, discontinue or abate any payment required hereunder, or (ii) fail to observe any of its other covenants or agreements in this Lease Agreement.

Section 4.5        No Warranty of Condition or Suitability by Agency.  THE AGENCY HAS MADE AND MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, FITNESS, DESIGN, OPERATION OR WORKMANSHIP OF ANY PART OF THE FACILITY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS IN THE FACILITY, OR THE SUITABILITY OF THE FACILITY FOR THE PURPOSES OR NEEDS OF THE COMPANY OR THE EXTENT TO WHICH FUNDS AVAILABLE TO THE COMPANY WILL BE SUFFICIENT TO PAY THE COST OF COMPLETION OF THE PROJECT WORK.  THE COMPANY ACKNOWLEDGES THAT THE AGENCY IS NOT THE MANUFACTURER OF THE EQUIPMENT NOR THE MANUFACTURER’S AGENT NOR A DEALER THEREIN. THE COMPANY, ON BEHALF OF ITSELF, IS SATISFIED THAT THE FACILITY IS SUITABLE AND FIT FOR PURPOSES OF THE COMPANY. THE AGENCY SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER TO THE COMPANY OR ANY OTHER PERSON FOR ANY LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED, DIRECTLY OR INDIRECTLY, BY THE PROPERTY OF THE FACILITY OR THE USE OR MAINTENANCE THEREOF OR THE FAILURE OF OPERATION THEREOF, OR THE REPAIR, SERVICE OR ADJUSTMENT THEREOF, OR BY ANY DELAY OR FAILURE TO PROVIDE ANY SUCH MAINTENANCE, REPAIRS, SERVICE OR ADJUSTMENT, OR BY ANY INTERRUPTION OF SERVICE OR LOSS OF USE THEREOF OR FOR ANY LOSS OF BUSINESS HOWSOEVER CAUSED.

ARTICLE V
PILOT PAYMENTS; SALES TAX EXEMPTION; MORTGAGE
RECORDING TAX EXEMPTION AND RECAPTURE OF BENEFITS

Section 5.1           PILOT Payments.

(a)        As long as this Lease Agreement is in effect, the Company agrees to make payments in lieu of all real estate taxes and assessments (the “PILOT Payments”) (in addition to paying all special ad valorem levies, special assessments or Special District Taxes and service charges against real property located in the Town of Smithtown, Hauppauge School District, Suffolk County (including any existing incorporated village or any village which may be incorporated after the date hereof, within which the Facility is or may be wholly or partially located) (the “Taxing Authorities”) which are or may be imposed for special improvements or special district improvements) which would be levied upon or with respect to the Facility if the Facility were owned by the Company exclusive of the Agency’s leasehold interest (the “Taxes on the Facility”).  The method of calculation for such PILOT Payments are set forth in Exhibit C attached hereto. PILOT Payments shall be allocated among the Taxing Authorities in proportion to the amount of real property tax and other taxes which would have been received by each Taxing Authority if the Facility was owned by the Company exclusive of the Agency’s leasehold interest.

(b)         After the effective date of this Lease Agreement and until the provisions of paragraph 1(c) become effective, the Company shall pay, as payments in lieu of taxes and assessments, one hundred percent (100%) of the taxes and assessments that would be levied upon the Facility by the respective Taxing Authorities if the Facility were owned by the Company exclusive of the Agency’s leasehold interest.

(c)         Commencing with the 2019/2020 School Tax Year and the 2020 General Tax Year, the Company shall pay, as PILOT Payments, the amounts set forth on Exhibit C attached hereto and made a part hereof.

(d)         The Company shall pay, or cause to be paid, the amounts set forth in subsections (a), (b) and (c) above, as applicable, after receipt of tax bills from the Agency or the Taxing Authorities, as the case may be.  Failure to receive a tax bill shall not relieve the Company of its obligation to make all payments provided for hereunder.  If, for any reason, the Company does not receive an appropriate tax bill, the Company shall have the responsibility and obligation to make all reasonable inquiries to the Taxing Authorities and to have such a bill issued, and thereafter to make payment of the same no later than the due dates provided therein. PILOT Payments shall be made directly to the Taxing Authorities.  PILOT Payments made after the due date(s) as set forth in the applicable tax bills shall accrue interest (and penalties) at the rates applicable to late payments of taxes for the respective Taxing Authorities and as further provided in the GML, including Section 874(5) thereof, which currently provides for an initial penalty of five percent (5%) of the amount due and an additional penalty of one percent (1%) per month on payments more than one month delinquent. Anything contained in this paragraph (d) to the contrary notwithstanding, the Company shall have the obligation to make all annual payments required by this paragraph (other than payments of penalties, if any) in two equal semi-annual installments on or prior to February 10 and May 31 of each year of the Lease Term or on such other due dates as may be established from time to time during the Lease Term.

(e)         During the Lease Term, the Company shall continue to pay all special ad valorem levies, special assessments, and service charges levied against the Facility for special improvements or special district improvements.

(f)          In the event that any structural addition shall be made to the building or buildings included in the Facility subsequent to the Completion Date, or any additional building or improvement shall be constructed on the Land (such structural additions, buildings and improvements being referred to hereinafter as “Additional Facilities”), the Company agrees to make additional payments in lieu of taxes to the Taxing Authorities in amounts equal to the product of the then current ad valorem tax rates which would be levied upon or with respect to the Additional Facilities by the Taxing Authorities if the Additional Facilities were owned by the Company exclusive of the Agency’s leasehold interest times the assessment or assessments established for that tax year by the respective Taxing Authorities having appropriate assessing jurisdiction.  All other provisions of this Section 5.1 shall apply to this obligation for additional payments.

(g)         In the event that the Agency’s leasehold interest in the Facility or any part thereof terminates at such time in reference to any taxable status date as to make it impossible to place such Facility or part thereof on the tax rolls of the Taxing Authorities, or appropriate special districts, as the case may be, by such taxable status date, the Company hereby agrees to pay, at the first time taxes or assessments are due following the taxable status date on which such Facility or part thereof is placed on the tax rolls, an amount equal to the taxes or assessments which would have been levied on such Facility or part thereof had it been on the tax rolls from the time of the termination of the Agency’s leasehold interest until the date of the tax rolls following the taxable status date as of which such Facility or part thereof is placed on the tax rolls.  There shall be deducted from such amount any amounts previously paid pursuant to this Section 5.1 by the Agency or the Company to the respective Taxing Authorities relating to any period of time after the date of termination of the Agency’s interest.  The provisions of this subsection (g) shall survive the termination or expiration of the Lease Agreement.  Any rights the Company may have against its respective designees are separate and apart from the terms of this subsection (g), and this subsection (g) shall survive any transfer from the Agency to the Company.

(h)         In the event the Facility or any part thereof is declared to be subject to taxation for taxes or assessments by an amendment to the Act or other legislative change or by a final judgment of a court of competent jurisdiction, the obligations of the Company under this Section 5.1 shall, to such extent, be null and void.

(i)         In the event the Company shall enter into a subsequent payment-in-lieu-of-tax agreement or agreements with respect to the Taxes on the Facility directly with any or all Taxing Authorities in the jurisdiction of which the Facility is located, the obligations of the Company under this Section 5.1, which are inconsistent with such future agreement or agreements, shall be superseded and shall, to such extent, be null and void.

(j)          As long as this Lease Agreement is in effect, the Agency and the Company agree that (i) the Company shall be deemed to be the owner of the Facility and of the Additional Facilities for purposes of instituting, and shall have the right to institute, administrative or judicial review of an assessment of the real estate with respect to the Facility and of the Additional Facilities pursuant to the provisions of Article 7 of the Real Property Tax Law or any other applicable law, as the same may be amended from time to time, and (ii) the Agency, at the request of the Company, shall request the Assessor of the Town of Smithtown, or any other assessor having jurisdiction to assess the Facility, to take into consideration the value of surrounding properties of like character when assessing the Facility. Notwithstanding the foregoing, in the event that the assessment of the real estate with respect to the Facility and the Additional Facilities is reduced as a result of any such administrative or judicial review so that such complaining party would be entitled to receive a refund or refunds of taxes paid to the respective Taxing Authorities, if such complaining party were the owner of the Facility and the Additional Facilities exclusive of the Agency’s leasehold interest therein, such complaining party shall not be entitled to receive a refund or refunds of the PILOT Payments paid pursuant to this Lease Agreement and the PILOT Payments set forth on Exhibit C hereto shall not be reduced. In that event, such complaining party shall be entitled to receive a credit against future PILOT Payments to be paid pursuant to this Lease Agreement, as and when collected by the Agency or the respective Taxing Authorities (as the case may be), in an amount equal to any refund that such complaining party would be entitled to receive if such complaining party were the owner of the Facility and the Additional Facilities exclusive of the Agency’s leasehold interest therein; provided, however, that the Agency shall have no obligation to provide a credit against PILOT Payments which it has remitted to any of the respective Taxing Authorities before the date the Agency receives written notice from the complaining party that it seeks a credit. In no event shall the Agency be required to remit to the Company or any Taxing Authority any moneys otherwise due as a result of a reduction in the assessment of the Facility (or any part thereof) due to a certiorari review. If the Company receives a reduction in assessment in the last year of the Lease Agreement after it has made its final payments in lieu of taxes, the Company acknowledges that it shall look solely to the Taxing Authorities for repayment or for a credit against the first payment(s) of Taxes on the Facility which will be due after the Facility is returned to the tax rolls.  The Company hereby agrees that it will notify the Agency if the Company shall have requested a reassessment of the Facility or a reduction in the taxes on the Facility or shall have instituted any tax certiorari proceedings with respect to the Facility.  The Company shall deliver to the Agency copies of all notices, correspondence, claims, actions and/or proceedings brought by or against the Company in connection with any reassessment of the Facility, reduction of taxes with respect to the Facility or tax certiorari proceedings with respect to the Facility.

(k)         The Company, in recognition of the benefits provided under the terms hereof, including, but not limited to, the PILOT Payments set forth in Exhibit C hereto, and for as long as the Lease Agreement is in effect, expressly waives any rights it may have for any exemption under Section 485-b of the Real Property Tax Law or any other exemption under any other law or regulation (except, however, for the exemption provided by Title 1 of Article 18-A of the GML) with respect to the Facility.  The Company, however, reserves any such rights with respect to the Additional Facilities as referred to in subsection (f) hereof and with respect to the assessment and/or exemption of the Additional Facilities.

Section 5.2           Sales Tax Exemption.

(a)         The Agency hereby appoints the Company its true and lawful agent, and the Company hereby accepts such agency (i) to complete the Project Work in accordance with the Plans and Specifications, (ii) to make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions with any other Persons, and in general to do all things which may be requisite or proper, all for the Project Work with the same powers and with the same validity as the Agency could do if acting on its own behalf, (iii) to pay all fees, costs and expenses incurred in connection with the Project Work, (iv) to ask, demand, sue for, levy, recover and receive all such sums of money, debts, dues and other demands whatsoever which may be due, owing and payable to the Agency under the terms of any contract, order, receipt or writing in connection with the Project Work, and (v) to enforce the provisions of any contract, agreement, obligation, bond or other performance security.  This agency appointment expressly excludes the Company from purchasing any motor vehicle, including any cars, trucks, vans or buses which are licensed by the Department of Motor Vehicles for use on public highways or streets.

(b)         Agency’s Exempt Status.  The Agency constitutes a corporate governmental agency and a public benefit corporation under the laws of the State of New York, and therefore, in the exercise of its governmental functions, is exempt from the imposition of Sales and Use Taxes. As an exempt governmental entity, no exempt organization identification number has been issued to the Agency nor is one required.  Notwithstanding the foregoing, the Agency makes no representation to the Company, any Agent or any third party that any Sales Tax Exemption is available under this Lease Agreement.

(c)        Scope of Authorization of Sales Tax Exemption.  The Agency hereby authorizes the Company, subject to the terms and conditions of this Lease Agreement, to act as its agent in connection with the Facility for the purpose of effecting purchases and leases of Eligible Items so that such purchases and leases are exempt from the imposition of Sales and Use Taxes. The Agency’s authorization with respect to such Sales Tax Exemption provided to the Company and its Agents pursuant to this Lease Agreement and any Sales Tax Agent Authorization Letters issued hereunder shall be subject to the following limitations:

(i)         The Sales Tax Exemption shall be effective only for a term commencing on the Closing Date and expiring upon the earliest of (A) the termination of this Lease Agreement, (B) the Completion Date, (C) failure of the Company to file Form ST-340, as described in Section 5.2(g) below, (D) the termination of the Sales Tax Exemption authorization pursuant to Section 10.2 or (E) the date upon which the Company received the Maximum Sales Tax Savings Amount.

(ii)        The Sales Tax Exemption authorization set forth herein shall automatically be suspended upon written notice to the Company that the Company is in default under this Lease Agreement until such default is cured to the satisfaction of the Agency.

(iii)         The Sales Tax Exemption authorization shall be subject to all of the terms, conditions and provisions of this Lease Agreement.

(iv)         The Sales Tax Exemption shall only be utilized for Eligible Items which shall be purchased, incorporated, completed or installed for use only by the Company at the Facility (and not with any intention to sell, transfer or otherwise dispose of any such Eligible Item to a Person as shall not constitute the Company), it being the intention of the Agency and the Company that the Sales Tax Exemption shall not be made available with respect to any Eligible Item unless such item is used solely by the Company at the Facility.

(v)           The Sales Tax Exemption shall not be used for any Ineligible Item.

(vi)         The Sales Tax Exemption shall not be used to benefit any person or entity, including any tenant or subtenant located at the Facility, other than the Company, without the prior written consent of the Agency.

(vii)       By execution by the Company of this Lease Agreement, the Company agrees to accept the terms hereof and represent and warrant to the Agency that the use of the Sales Tax Exemption by the Company or by any Agent is strictly for the purposes stated herein.

(viii)       Upon the Termination Date, the Company and each Agent shall cease being agents of the Agency, and the Company shall immediately notify each Agent in writing of such termination and that the Sales Tax Agent Authorization Letter issued to any such Agent is likewise terminated.

(ix)         The Company agrees that the aggregate amount of Sales Tax Savings realized by the Company and by all Agents of the Company, if any, in connection with the Facility shall not exceed in the aggregate the Maximum Sales Tax Savings Amount.

(d)       Appointing Agents.  The Company has the power to delegate such agency, in whole or in part, to agents, subagents, contractors, subcontractors, contractors and subcontractors of such agents and subagents and to such other parties as the Company chooses including but not limited to the individuals and entities described on Exhibit E attached hereto (collectively, the “Agent”).  The Company shall have the right to amend Exhibit E from time to time and shall be responsible for maintaining an accurate list of all parties acting as agent for the Agency.  To seek the appointment an “Agent” for the purpose of effecting purchases which are eligible for the Sales Tax Exemption pursuant to authority of this Lease Agreement, the Company must complete the following steps:

(i)          For each Agent, the Company must complete and submit Form ST-60 to the Agency. The foregoing is required pursuant to the GML Section 874(9) and Form ST-60 and the regulations relating thereto which require that within thirty (30) days of the date that the Agency appoints a project operator or other person or entity to act as agent of the Agency for purposes of extending a sales or use tax exemption to such person or entity, the Agency must file a completed Form ST-60 with respect to such person or entity.

(ii)         Following receipt by the Agency of the completed Form ST-60, such Agent must be appointed as Agent by the Agency, by execution by the Agency and the Agent of a Sales Tax Agent Authorization Letter in the form attached hereto as Exhibit F. The determination whether to approve the appointment of an Agent shall be made by the Agency, in its sole discretion. If executed, a completed copy of the Sales Tax Agent Authorization Letter shall be sent to the Company. The Company must also provide a copy of an executed Sales Tax Agent Authorization Letter together with a copy of this Lease Agreement to the Agent within five (5) Business Days after receipt thereof by the Company.

(iii)        The Company shall ensure that each Agent shall observe and comply with the terms and conditions of its Sales Tax Agent Authorization Letter and this Lease Agreement. All contracts entered into by the Company and all subagents thereof as agent for the Agency shall include the language contained within Exhibit G hereto.  Failure by the Company and/or any subagent thereof to include such language shall disqualify the agent status and sales tax exemptions derived by virtue of this Lease Agreement. The Company, for itself and on behalf of all duly appointed subagents, hereby agrees that all contracts entered into by the Company and any subagents thereof shall be available to the Agency for inspection and confirmation of the foregoing mandatory language.

(e)        Form ST-60 Not an Exemption Certificate. The Company acknowledges that the executed Form ST-60 designating the Company or any Agent as an agent of the Agency shall not serve as a sales or use tax exemption certificate or document.  Neither the Company nor any other Agent may tender a copy of the executed Form ST-60 to any person required to collect sales tax as a basis to make such purchases exempt from tax.  No such person required to collect sales or use taxes may accept the executed Form ST-60 in lieu of collecting any tax required to be collected.  THE CIVIL AND CRIMINAL PENALTIES FOR MISUSE OF A COPY OF FORM ST-60 AS AN EXEMPTION CERTIFICATE OR DOCUMENT OR FOR FAILURE TO PAY OR COLLECT TAX SHALL BE AS PROVIDED IN THE TAX LAW.  IN ADDITION, THE USE BY AN AGENT, THE COMPANY, OR OTHER PERSON OR ENTITY OF SUCH FORM ST-60 AS AN EXEMPTION CERTIFICATE OR DOCUMENT SHALL BE DEEMED TO BE, UNDER ARTICLES TWENTY EIGHT AND THIRTY SEVEN OF THE TAX LAW, THE ISSUANCE OF A FALSE OR FRAUDULENT EXEMPTION CERTIFICATE OR DOCUMENT WITH THE INTENT TO EVADE TAX.

(f)          Form ST-123 Requirement. As agents of the Agency, the Company agrees that it will, and will cause each Agent to, present to each seller or vendor a completed and signed Form ST-123 for each contract, agreement, invoice, bill or purchase order entered into by the Company or by any Agent, as agent for the Agency, for the Project Work. Form ST-123 requires that each seller or vendor accepting Form ST-123 identify the Facility on each bill or invoice for purchases and indicate on the bill or invoice that the Agency or Agent or Company, as project operator of the Agency, was the purchaser.  The Company shall retain copies of all such contracts, agreements, invoices, bills and purchase orders for a period of not less than six (6) years from the date thereof.  For each Agent the Form ST-123 shall be completed as follows:  (i) the “Project information” section of Form ST-123 should be completed using the name and address of the Facility as indicated on the Form ST-60 used to appoint the Agent; (ii) the date that the Agent was appointed as an agent should be completed using the date of the Agent’s Sales Tax Agent Authorization Letter; and (iii) the “Exempt purchases” section of Form ST-123 should be completed by marking “X” in box “A” only.

(g)         Form ST-340 Filing Requirement. The Company shall annually (currently, by each February 28th with respect to the prior calendar year) file a Form ST-340 with NYSDTF, and with a copy to the Agency, in a manner consistent with such regulations as is or may be prescribed by the Commissioner of NYSDTF (the “Commissioner”), of the value of all Sales Tax Savings claimed by the Company and each Agent in connection with the Facility.  Should the Company fail to comply with the foregoing requirement, the Company and each Agent shall immediately cease to be agents of the Agency in connection with the Facility without any further action of the Agency and the Company shall immediately and without demand notify each Agent appointed by the Agency in connection with the Facility of such termination.

(h)        Sales Tax Registry Filing Requirement.  No later than February 1st of each year, the Company shall file with the Agency a completed Sales Tax Registry, in the form attached hereto as Exhibit H, which accounts for all Sales Tax Savings realized by the Company and each Agent during the prior annual period ending on the preceding December 31st (or such shorter period beginning on the Closing Date and ending on the preceding December 31st), unless the Termination Date occurred prior to such December 31st.  Within ten (10) days after the Termination Date, the Company shall file with the Agency a completed Sales Tax Registry which accounts for all Sales Tax Savings realized by the Company and each Agent during the period from the preceding January 1st to the Termination Date.

(i)          Special Provisions Relating to State Sales Tax Savings.

(i)          The Company covenants and agrees to comply, and to cause each of its contractors, subcontractors, Agents, persons or entities to comply, with the requirements of GML Sections 875(1) and (3) (the “Special Provisions”), as such provisions may be amended from time to time. In the event of a conflict between the other provisions of this Lease Agreement and the Special Provisions, the Special Provisions shall control.

(ii)         The Company acknowledges and agrees that pursuant to GML Section 875(3), the Agency shall have the right to recover, recapture, receive, or otherwise obtain from the Company, State Sales Tax Savings taken or purported to be taken by the Company, any Agent or any other person or entity acting on behalf of the Company to which the Company is not entitled or which are in excess of the Maximum Sales Tax Savings Amount or which are for property or services not authorized or taken in cases where the Company, any Agent or any other person or entity acting on behalf of the Company failed to comply with a material term or condition to use property or services in the manner required by this Lease Agreement. The Company shall, and shall require each Agent and any other person or entity acting on behalf of the Company, to cooperate with the Agency in its efforts to recover, recapture, receive, or otherwise obtain such State Sales Tax Savings and shall promptly pay over any such amounts to the Agency that it requests.  The failure to pay over such amounts to the Agency shall be grounds for the Commissioner to assess and determine State Sales and Use Taxes due from the Company under Article 28 of the New York State Tax Law, together with any relevant penalties and interest due on such amounts.

(j)          Subject to the provisions of subsection (i) above, in the event that the Company or any Agent shall utilize the Sales Tax Exemption in violation of the provisions of this Lease Agreement or any Sales Tax Agent Authorization Letter, the Company shall promptly deliver notice of same to the Agency, and the Company shall, upon demand by the Agency, pay to or at the direction of the Agency a return of sales or use tax exemptions in an amount equal to all such unauthorized sales or use tax exemptions together with interest at the rate of twelve percent (12%) per annum compounded daily from the date and with respect to the dollar amount for which each such unauthorized sales or use tax exemption was availed of by the Company or any Agent (as applicable).

(k)         Upon request by the Agency with reasonable notice to the Company, the Company shall make available at reasonable times to the Agency and/or the Independent Accountant all such books, records, contracts, agreements, invoices, bills or purchase orders of the Company and any Agent, and require all appropriate officers and employees of the Company to respond to reasonable inquiries by the Agency and/or the Independent Accountant, as shall be necessary (y) to indicate in reasonable detail those costs for which the Company or any Agent shall have utilized the Sales Tax Exemption and the dates and amounts so utilized, and (z) to permit the Agency to determine any amounts owed by the Company under this Section 5.2.

Section 5.3            Mortgage Recording Tax Exemption. Reserved.

Section 5.4            Recapture of Agency Benefits.

(a)         It is understood and agreed by the parties hereto that the Agency is entering into this Lease Agreement in order to provide financial assistance to the Company for the Facility and to accomplish the public purposes of the Act.  In consideration therefor, the Company hereby agrees as follows:

(i)
If there shall occur a Recapture Event after the Closing Date, but on or before January 1, 2022, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, one hundred percent (100%) of the Recaptured Benefits (as defined below);

(ii)
If there shall occur a Recapture Event after January 1, 2022, but on or before January 1, 2025, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, seventy-five percent (75%) of the Recaptured Benefits;

(iii)
If there shall occur a Recapture Event after January 1, 2025, but on or before January 1, 2028, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, fifty percent (50%) of the Recaptured Benefits;

(iv)
If there shall occur a Recapture Event after January 1, 2028, but on or before January 1, 2030, the Company shall pay to the Agency, or to the State of New York, if so directed by the Agency (except as otherwise specified below) as a return of public benefits conferred by the Agency, twenty-five percent (25%) of the Recaptured Benefits; and

(v)	If there shall occur a Recapture Event on or after January 1, 2030, the Company shall not be obligated to pay to the Agency, or to the State of New York, any of the Recaptured Benefits; and

(b)         The term “Recaptured Benefits” shall mean all direct monetary benefits, tax exemptions and abatements and other financial assistance, if any, derived solely from the Agency’s participation in the transaction contemplated by the Lease Agreement including, but not limited to, the amount equal to 100% of:

(i)	reserved; and

(ii)
Sales Tax Exemption savings realized by or for the benefit of the Company, including any savings realized by any Agent pursuant to the Lease Agreement and each Sales Tax Agent Authorization Letter issued in connection with the Facility (the “Sales Tax Savings”); and

(iii)	real property tax abatements granted pursuant to Section 5.1 hereof (the “Real Property Tax Abatements”);

which Recaptured Benefits from time to time shall upon the occurrence of a Recapture Event in accordance with the provisions of subsection (c) below and the declaration of a Recapture Event by notice from the Agency to the Company be payable directly to the Agency or the State of New York if so directed by the Agency within ten (10) days after such notice.

(c)          The term “Recapture Event” shall mean any of the following events:

(1)        The occurrence and continuation of an Event of Default under this Lease Agreement (other than as described in clause (4) below or in  subsections (d) or (e) below) which remains uncured beyond any applicable notice and/or grace period, if any, provided hereunder; or

(2)         The Facility shall cease to be a “project” within the meaning of the Act, as in effect on the Closing Date, through the act or omission of the Company; or

(3)       The sale of the Facility or closure of the Facility and/or departure of the Company from Suffolk County, except as due to casualty, condemnation or force majeure as provided in subsection (e) below or as provided in Section 9.3 hereof; or

(4)         Failure of the Company to create or cause to be maintained the number of FTE jobs at the Facility as provided in Section 8.11 of the Lease Agreement, which failure is not reflective of the business conditions of the Company or the subtenants of the Company, including without limitation loss of major sales, revenues, distribution or other adverse business developments and/or local, national or international economic conditions, trade issues or industry wide conditions; or

(5)        Any significant deviations from the Project Application Information which would constitute a significant diminution of the Company’s activities in, or commitment to, the County of Suffolk, New York; or

(6)        The Company receives Sales Tax Savings in connection with the Project Work in excess of the Maximum Sales Tax Savings Amount; provided, however, that the foregoing shall constitute a Recapture Event with respect to such excess Sales Tax Savings only.  It is further provided that failure to repay the Sales Tax Savings within thirty (30) days shall constitute a Recapture Event with respect to all Recapture Benefits.

(d)          Provided, however, if a Recapture Event has occurred due solely to the failure of the Company to create or cause to be maintained the number of FTEs at the Facility as provided in Section 8.11 hereof in any Tax Year but the Company has created or caused to be maintained at least 90% of such required number of FTEs for such Tax Year, then in lieu of recovering the Recaptured Benefits provided above, the Agency may, in its sole discretion, adjust the PILOT Payments due hereunder on a pro rata basis so that the amounts payable will be adjusted upward retroactively for such Tax Year by the same percentage as the percentage of FTEs that are below the required FTE level for such Tax Year.  Such adjustments to the PILOT Payments may be made each Tax Year until such time as the Company has complied with the required number of FTEs pursuant to Section 8.11 hereof.

(e)         Furthermore, notwithstanding the foregoing, a Recapture Event shall not be deemed to have occurred if the Recapture Event shall have arisen as a result of (i) a “force majeure” event (as more particularly defined in Section 10.1(b) hereof), (ii) a taking or condemnation by governmental authority of all or part of the Facility, or (iii) the inability or failure of the Company after the Facility shall have been destroyed or damaged in whole or in part (such occurrence a “Loss Event”) to rebuild, repair, restore or replace the Facility to substantially its condition prior to such Loss Event, which inability or failure shall have arisen in good faith on the part of the Company or any of its affiliates so long as the Company or any of its affiliates have diligently and in good faith using commercially reasonable efforts pursued the rebuilding, repair, restoration or replacement of the Facility or part thereof.

(f)          The Company covenants and agrees to furnish the Agency with written notification (i) within sixty (60) days of the end of each Tax Year the number of FTEs located at the Facility for such Tax Year, and (ii) within thirty (30) days of actual notice of any facts or circumstances which would likely lead to a Recapture Event or constitute a Recapture Event hereunder.  The Agency shall notify the Company of the occurrence of a Recapture Event hereunder, which notification shall set forth the terms of such Recapture Event.

(g)         In the event any payment owing by the Company under this Section shall not be paid on demand by the Agency, such payment shall bear interest from the date of such demand at a rate equal to one percent (1%) plus the Prime Rate, but in no event at a rate higher than the maximum lawful prevailing rate, until the Company shall have made such payment in full, together with such accrued interest to the date of payment, to the Agency (except as otherwise specified above).

(h)        The Agency shall be entitled to deduct all reasonable out of pocket expenses of the Agency, including without limitation, reasonable legal fees, incurred with the recovery of all amounts due under this Section 5.4, from amounts received by the Agency pursuant to this Section 5.4.

ARTICLE VI
MAINTENANCE, MODIFICATIONS, TAXES AND INSURANCE

Section 6.1           Maintenance and Modifications of Facility by Company.

(a)         The Company shall not abandon the Facility or cause or permit any waste to the Improvements.  During the Lease Term, the Company shall not remove any material part of the Facility outside of the jurisdiction of the Agency and shall (i) keep the Facility or cause the Facility to be kept in as reasonably safe condition as its operations shall permit; (ii) make all necessary repairs and replacements to the Facility; and (iii) operate the Facility in a sound and economic manner.

(b)         The Company from time to time may make any structural additions, modifications or improvements to the Facility or any part thereof, provided such actions do not adversely affect the structural integrity of the Facility.  The Company may not make any changes to the footprint of the Facility, and any additions expanding the square footage of the Facility (including the addition of any stories whether above or below ground) or make any additions, modifications or improvements to the Facility which will materially and/or adversely affect the structural integrity or value of the Facility without the prior written consent of the Agency which consent shall not be unreasonably withheld or delayed. All such additions, modifications or improvements made by the Company after the date hereof shall become a part of the Facility and the Property of the Agency. The Company agrees to deliver to the Agency all documents which may be necessary or appropriate to convey to the Agency title to or an interest in such Property.

Section 6.2       Installation of Additional Equipment.  Subject to the provisions of Section 8.10 hereof, the Company or any permitted sublessee of the Company from time to time may install additional machinery, equipment or other personal property in the Facility (which may be attached or affixed to the Facility), and such machinery, equipment or other personal property shall not become, or be deemed to become, a part of the Facility, so long as such additional property is properly identified by such appropriate records, including computerized records, as approved by the Agency.  The Company from time to time may create or permit to be created any Lien on such machinery, equipment or other personal property.  Further, the Company from time to time may remove or permit the removal of such machinery, equipment and other personal property from the Facility, provided that any such removal of such machinery, equipment or other personal property shall not occur: (i) if any Event of Default has occurred or (ii) if any such removal shall adversely affect the structural integrity of the Facility or impair the overall operating efficiency of the Facility for the purposes for which it is intended, and provided further, that if any damage to the Facility is occasioned by such removal, the Company agrees promptly to repair or cause to be repaired such damage at its own expense.

Section 6.3           Taxes, Assessments and Utility Charges.

(a)         Subject to the Sales Tax Exemption and the Real Property Tax Abatements as provided hereunder, the Company agrees to pay, as the same become due and before any fine, penalty, interest (except interest which is payable in connection with legally permissible installment payments) or other cost which may be added thereto or become due or be imposed by operation of law for the non-payment thereof, (i) all taxes, PILOT Payments and governmental charges of any kind whatsoever which may at any time be lawfully assessed or levied against or with respect to the Facility and any machinery, equipment or other Property installed or brought by the Company therein or thereon, including, without limiting the generality of the foregoing, any sales or use taxes imposed with respect to the Facility or any part or component thereof, or the rental or sale of the Facility or any part thereof, and any taxes levied upon or with respect to the income or revenues of the Agency from the Facility; (ii) all utility and other charges, including service charges, incurred or imposed for or with respect to the operation, maintenance, use, occupancy, upkeep and improvement of the Facility; and (iii) all assessments and charges of any kind whatsoever lawfully made by any governmental body for public improvements; provided that, with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated under this Lease Agreement to pay only such installments as are required to be paid during the Lease Term.

(b)        The Company may in good faith contest any such taxes, assessments and other charges.  In the event of any such proceedings, the Company may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such proceedings and any appeal therefrom, provided, however, that (i) neither the Facility nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited or lost by reason of such proceedings and (ii) the Company shall have set aside on its books adequate reserves with respect thereto and shall have furnished such security, if any, as may be required in such proceedings or requested by the Agency.

(c)         The Agency agrees that if it or the Company contests any taxes, assessments or other charges provided for in paragraph (b) hereof, all sums returned and received by the

Agency, as a result thereof, will be promptly transmitted by the Agency to the Company and that the Company shall be entitled to retain all such amounts; which such obligation shall survive the expiration or termination of this Lease Agreement.

(d)        Within thirty (30) days of receipt of written request therefor, the Company shall deliver to the Agency, official receipts of the appropriate taxing authorities or other proof reasonably satisfactory to the Agency evidencing payment of any tax.

Section 6.4          Insurance Required.  At all times throughout the Lease Term, including, when indicated herein, during the Construction Period, if any, the Company shall, at its sole cost and expense, maintain or cause to be maintained insurance against such risks and for such amounts as are customarily insured against by facilities of like size and type and shall pay or cause to be paid, as the same become due and payable, all premiums with respect thereto, including, but not necessarily limited to:

(a)       Insurance against loss or damage by fire, lightning and other casualties customarily insured against, with a uniform standard extended coverage endorsement, in an amount not less than the full replacement value of the tenant improvements and betterments at the Facility, exclusive of footings and foundations, as determined by a recognized appraiser or insurer selected by the Company, but in no event less than the greater of $1,000,000 or the amount as may be required by any Lender.  During the Construction Period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” and shall contain a provision granting the insured permission to complete and/or occupy.

(b)        Workers’ compensation insurance, disability benefits insurance and each other form of insurance which the Company or any permitted sublessee is required by law to provide, covering loss resulting from injury, sickness, disability or death of employees of the Company or any permitted sublessee who are located at or assigned to the Facility.  This coverage shall be in effect from and after the Completion Date or on such earlier date as any employees of the Company, any permitted sublessee, any contractor or subcontractor first occupy the Facility.

(c)         Insurance protecting the Agency and the Company against loss or losses from liability imposed by law or assumed in any written contract (including the contractual liability assumed by the Company under Section 8.2 hereof) or arising from personal injury, including bodily injury or death, or damage to the property of others, caused by an accident or other occurrence, with a limit of liability of not less than $1,000,000 (combined single limit or equivalent for personal injury, including bodily injury or death, and property damage); comprehensive automobile liability insurance covering all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit or equivalent protecting the Agency and the Company against any loss, liability or damage for personal injury, including bodily injury or death, and property damage); and blanket excess liability coverage, in an amount not less than $5,000,000 combined single limit or equivalent, protecting the Agency and the Company against any loss or liability or damage for personal injury, including bodily injury or death, or property damage.  This coverage shall also be in effect during the Construction Period.

(d)         During the Construction Period, if any (and for at least one year thereafter in the case of Products and Completed Operations as set forth below), the Company shall cause the general contractor to carry liability insurance of the type and providing the minimum limits set forth below:

(i)           Workers’ compensation and employer’s liability with limits in accordance with applicable law.

(ii)          Comprehensive general liability providing coverage for:

Premises and Operations
Products and Completed Operations
Owners Protective
Contractors Protective
Contractual Liability
Personal Injury Liability
Broad Form Property Damage
(including completed operations)
Explosion Hazard
Collapse Hazard
Underground Property Damage Hazard

Such insurance shall have a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iii)         Comprehensive auto liability, including all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iv)        Excess “umbrella” liability providing liability insurance in excess of the coverages in (i), (ii) and (iii) above with a limit of not less than $5,000,000.

(e)        A policy or policies of flood insurance in an amount not less than the greater of $1,000,000 or the amount that may be required by any Lender or the maximum amount of flood insurance available with respect to the Facility under the Flood Disaster Protection Act of 1973, as amended, whichever is less.  This requirement will be waived upon presentation of evidence satisfactory to the Agency that no portion of the Land is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

Section 6.5           Additional Provisions Respecting Insurance.

(a)        All insurance required by Section 6.4 hereof shall be procured and maintained in financially sound and generally recognized responsible insurance companies authorized to write such insurance in the State and selected by the entity required to procure the same.  The company issuing the policies required by Section 6.4(a) and (e) shall be rated “A” or better by A.M. Best Co., Inc. in Best’s Key Rating Guide.  Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the procuring entity is engaged.  All policies of insurance required by Section 6.4 hereof shall provide for at least thirty (30) days’ prior written notice to the Agency of the restriction, cancellation or modification thereof.  The policy evidencing the insurance required by Section 6.4(c) hereof shall name the Agency as an additional insured. All policies evidencing the insurance required by Section 6.4(d)(ii), (iii) and (iv) shall name the Agency and the Company as additional insureds on a primary and noncontributory basis with any coverage held by the Agency, if any.  The Agency acknowledges that a mortgage and security interest in the policies of insurance required by Section 6.4(a) and the Net Proceeds thereof have been or may be granted by the Company to any Lender pursuant to the Mortgage, and the Agency consents thereto.  The Agency hereby acknowledges that upon request of any Lender, the Company will assign and deliver (which assignment shall be deemed to be automatic and to have occurred upon the occurrence of an Event of Default under any Mortgage) to any Lender the policies of insurance required under Section 6.4(a), so and in such manner and form that any Lender shall at all times, upon such request and until the payment in full of any Loan, have and hold said policies and the Net Proceeds thereof as collateral and further security under any Mortgage for the payment of any Loan.  The policies required under Section 6.4(a) shall contain appropriate waivers of subrogation.

(b)         The certificates of insurance required by Section 6.4(a), (c) and (e) hereof shall be deposited with the Agency on or before the Closing Date.  A copy of the certificates of insurance required by Section 6.4(d)(ii), (iii) and (iv) hereof shall be delivered to the Agency on or before the commencement of any Construction Period.  The Company shall deliver to the Agency before the first Business Day of each calendar year thereafter a certificate dated not earlier than the immediately preceding month reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance of the types and in the amounts required by Section 6.4 hereof and complying with the additional requirements of Section 6.5(a) hereof.  Prior to the expiration of each such policy or policies, the Company shall furnish to the Agency and any other appropriate Person a new policy or policies of insurance or evidence that such policy or policies have been renewed or replaced or are no longer required by this Lease Agreement.  The Company shall provide such further information with respect to the insurance coverage required by this Lease Agreement as the Agency may from time to time reasonably require.

Section 6.6         Application of Net Proceeds of Insurance.  The Net Proceeds of the insurance carried pursuant to the provisions of Section 6.4 hereof shall be applied as follows: (i) the Net Proceeds of the insurance required by Section 6.4(a) and (e) hereof shall be applied as provided in Section 7.l hereof, and (ii) the Net Proceeds of the insurance required by Section 6.4(b), (c) and (d) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

Section 6.7         Right of Agency to Pay Taxes, Insurance Premiums and Other Charges.  If the Company fails, beyond the expiration of any applicable notice and cure periods, (i) to pay any tax, together with any fine, penalty, interest or cost which may have been added thereto or become due or been imposed by operation of law for nonpayment thereof, PILOT Payment, assessment or other governmental charge required to be paid by Section 6.3 hereof (unless contested in accordance with the provisions of Section 6.3), (ii) to maintain any insurance required to be maintained by Section 6.4 hereof, (iii) to pay any amount required to be paid by any law or ordinance relating to the use or occupancy of the Facility or by any requirement, order or notice of violation thereof issued by any governmental person, (iv) to pay any mechanic’s Lien which is recorded or filed against the Facility or any part thereof (unless contested in accordance with the provisions of Section 8.9(b) hereof), or (v) to pay any other amount or perform any act required to be paid or performed by the Company hereunder, the Agency may pay or cause to be paid such tax, PILOT Payment, assessment or other governmental charge, premium for such insurance or any such other payment, or may perform any such act.  No such payment shall be made or act performed by the Agency until at least ten (10) days shall have elapsed since notice shall have been given by the Agency, and in the case of any tax, assessment or governmental charge or the amounts specified in clauses (i) and (iv) hereof, no such payment shall be made in any event if the Company is contesting the same in good faith to the extent and as permitted by this Lease Agreement, unless an Event of Default hereunder shall have occurred and be continuing.  No such payment by the Agency shall affect or impair any rights of the Agency hereunder arising in consequence of such failure by the Company.  The Company shall, on demand, reimburse the Agency for any amount so paid or for expenses or costs incurred in the performance of any such act by the Agency pursuant to this Section (which shall include all reasonable legal fees and disbursements), together with interest thereon, from the date of payment of such amount, expense or cost by the Agency at a rate equal to two percent (2%) plus the Prime Rate, but in no event higher than the maximum lawful prevailing rate.

ARTICLE VII
DAMAGE, DESTRUCTION AND CONDEMNATION

Section 7.1           Damage or Destruction of the Facility.

(a)         If the Facility or any part or component thereof shall be damaged or destroyed (in whole or in part) at any time during the Lease Term:

(i)          the Agency shall have no obligation to replace, repair, rebuild, restore or relocate the Facility;

(ii)       there shall be no abatement or reduction in the amounts payable by the Company under this Lease Agreement, including, without limitation, the PILOT Payments (whether or not the Facility is replaced, repaired, rebuilt, restored or relocated);

(iii)        the Company shall promptly give written notice thereof to the Agency;

(iv)        upon the occurrence of such damage or destruction, the Net Proceeds derived from the insurance shall be (A) paid to the Company or the Lender, as applicable, for the replacement, repair, rebuilding, restoration or relocation of the Facility as provided in Section 7.1(b) hereof or (B) applied pursuant to Section 7.1(e) hereof; and

(v)        if the Facility is not replaced, repaired, rebuilt, restored or relocated, as provided herein and in Section 7.1(b) hereof, this Lease Agreement shall be terminated at the option of the Agency and the provisions of Section 7.1(e) hereof shall apply.

(b)         Any replacements, repairs, rebuilding, restorations or relocations of the Facility by the Company after the occurrence of such damage or destruction shall be subject to the following conditions:

(i)        the Facility shall be in substantially the same condition and value as an operating entity as existed prior to the damage or destruction;

(ii)         the Facility shall continue to constitute a “project” as such term is defined in the Act;

(iii)        the Facility will be subject to no Liens, other than Permitted Encumbrances; and

(iv)        any other conditions the Agency may reasonably impose.

(c)         All such repair, replacement, rebuilding, restoration or relocation of the Facility shall be effected with due diligence in a good and workmanlike manner in compliance with all applicable legal requirements, shall be promptly and fully paid for by the Company in accordance with the terms of the applicable contracts and shall automatically become a part of the Facility as if the same were specifically provided herein.

(d)         In the event such Net Proceeds are not sufficient to pay in full the costs of such repair, replacement, rebuilding, restoration or relocation, the Company shall nonetheless complete the work, or cause the work to be completed pursuant to the terms of this Lease Agreement, and pay from its own moneys, or cause to be paid by such other party as may be obligated for payment that portion of the costs thereof in excess of such Net Proceeds.  All such repairs, replacements, rebuilding, restoration or relocations made pursuant to this Section, whether or not requiring the expenditure of the Company’s own money or moneys of any other person, shall automatically become a part of the Facility as if the same were specifically described herein.

(e)         If the Company shall not repair, replace, rebuild, restore or relocate the Facility, it shall be deemed to have exercised its option to terminate this Lease Agreement pursuant to Section 11.1 hereof. Any Net Proceeds derived from insurance shall be applied to the payment of the amounts required to be paid by Section 11.2 hereof and the balance shall be delivered to the Company. If an Event of Default hereunder shall have occurred and the Agency shall have exercised its remedies under Section 10.2 hereof, such Net Proceeds shall be applied to the payment of the amounts required to be paid by Section 10.2 and Section 10.4 hereof.

Section 7.2          Condemnation.

(a)          If title to or use of the Facility shall be taken by Condemnation (in whole or in part) at any time during the Lease Term:

(i)        the Agency shall have no obligation to repair, replace, rebuild, restore or relocate the Facility or to acquire, by construction or otherwise, facilities of substantially the same nature as the Facility (“Substitute Facilities”);

(ii)       there shall be no abatement or reduction in the amounts payable by the Company under this Lease Agreement including, without limitation, the PILOT Payments (whether or not the Facility is repaired, replaced, rebuilt, restored or relocated or Substitute Facilities are acquired);

(iii)        the Company shall promptly give written notice thereof to the Agency;

(iv)        upon the occurrence of such Condemnation, the Net Proceeds derived therefrom shall be (A) paid to the Company or the Lender, as applicable, for the replacement, repair, rebuilding, restoration or relocation of the Facility or acquisition of Substitute Facilities as provided in Section 7.2(b) hereof or (B) applied pursuant to Section 7.2(e) hereof; and

(v)        if the Facility is not repaired, replaced, rebuilt, restored or relocated, as provided herein and in Section 7.2(b) hereof, this Lease Agreement shall be terminated at the option of the Agency and the provisions of Section 7.2(e) hereof shall apply.

(b)       Any repairs, replacements, rebuilding, restorations or relocations of the Facility by the Company after the occurrence of such Condemnation or acquisitions by the Company of Substitute Facilities shall be subject to the following conditions:

(i)          the Facility or the Substitute Facilities shall be in substantially the same condition and value as an operating entity as existed prior to the Condemnation;

(ii)         the Facility or the Substitute Facilities shall continue to constitute a “project” as such term is defined in the Act;

(iii)        the Facility or the Substitute Facilities will be subject to no Liens, other than Permitted Encumbrances; and

(iv)        any other conditions the Agency may reasonably impose.

(c)        All such repair, replacement, rebuilding, restoration or relocation of the Facility shall be effected with due diligence in a good and workmanlike manner in compliance with all applicable legal requirements, shall be promptly and fully paid for by the Company in accordance with the terms of the applicable contracts and shall automatically become a part of the Facility as if the same were specifically described herein.  Any Net Proceeds of a Condemnation not used to repair, replace, rebuild, restore, or relocate the Facility shall belong to the Company.

(d)         In the event such Net Proceeds are not sufficient to pay in full the costs of such repair, replacement, rebuilding, restoration, relocation or acquisition of Substitute Facilities, the Company shall nonetheless complete, or cause to be completed, the work or the acquisition pursuant to the terms of this Lease Agreement and pay from its own moneys, or cause to be paid by such other party as may be obligated for payment, that portion of the costs thereof in excess of such Net Proceeds.  All such repairs, replacements, rebuilding, restoration, relocations and such acquisition of Substitute Facilities made pursuant to this Section, whether or not requiring the expenditure of the Company’s own money or moneys of any other person, shall automatically become a part of the Facility as if the same were specifically described herein.

(e)         If the Company shall not repair, replace, rebuild or restore the Facility or acquire Substitute Facilities, it shall be deemed to have exercised its option to terminate this Lease Agreement pursuant to Section 11.1 hereof. Any Net Proceeds derived from the Condemnation shall be applied to the payment of the amounts required to be paid by Section 11.2 hereof.  If any Event of Default hereunder shall have occurred and the Agency shall have exercised its remedies under Section 10.2 hereof, such Net Proceeds shall be applied to the payment of the amounts required to be paid by Section 10.2 and Section 10.4 hereof and any balance remaining thereafter shall belong to the Company.

Section 7.3         Condemnation of Company-Owned Property.  The Company shall be entitled to the Net Proceeds of any casualty, damage or destruction insurance proceeds or any Condemnation award or portion thereof made for damage to or taking of any Property which, at the time of such damage or taking, is not part of the Facility.

Section 7.4          Waiver of Real Property Law Section 227.  The Company hereby waives the provisions of Section 227 of the Real Property Law of the State or any law of like import now or hereafter in effect.

ARTICLE VIII
SPECIAL COVENANTS

Section 8.1          Right to Inspect Facility.  The Agency and its duly authorized agents shall have the right at all reasonable times on reasonable notice to inspect the Facility, including, without limitation, for the purpose of ascertaining the condition of the Environment at, on or in the vicinity of the Facility.

Section 8.2           Hold Harmless Provisions.

(a)         The Company agrees that the Agency, its directors, members, officers, agents (except the Company), and employees (the “Indemnified Parties”) shall not be liable for and agrees to protect, defend, indemnify, save, release and hold the Indemnified Parties harmless from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements or expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements, incurred whether by reason of third party claims or to enforce the terms, conditions and provisions of this Lease Agreement) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against the Agency relating to, resulting from or arising out of: (i) loss or damage to Property or injury to or death of any and all Persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Facility or arising by reason of or in connection with the occupation or the use thereof or the presence of any Person or Property on, in or about the Facility or the Land, (ii) the Project Work and the Agency’s acquisition, owning, leasing and subleasing of the Facility, including, without limiting the generality of the foregoing, all claims arising from the breach by the Company of any of its covenants contained herein, the exercise by the Company of the authority conferred upon it pursuant to Section 5.2 of this Lease Agreement, and all causes of action and reasonable attorneys’ fees (whether by reason of third party claims or by reason of the enforcement of any provision of this Lease Agreement (including without limitation this Section) or any of the other documents delivered on the Closing Date by the Agency) and any other expenses incurred in defending any claims, suits or actions which may arise as a result of any of the foregoing, (iii) the conditions of the Environment at, on or in the vicinity of the Facility, (iv) the Project Work or the operation or use of the Facility in violation of any applicable Environmental Law for the storage, treatment, generation, transportation, processing, handling, management, production or Disposal of any Hazardous Substance or as a landfill or other waste disposal site, or for military, manufacturing or industrial purposes or for the commercial storage of petroleum or petroleum based products, except in compliance with all applicable Environmental Laws, (v) the presence of any Hazardous Substance or a Release or Disposal or the threat of a Release or Disposal of any Hazardous Substance or waste on, at or from the Facility, (vi) the failure promptly to undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean-up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility, required by any Environmental Law, (vii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the Project Work, the condition of the Facility or the ownership, use, sale, operation, conveyance or operation thereof in violation of any Environmental Law, (viii) a violation of any applicable Environmental Law, (ix) non-compliance with any Environmental Permit, (x) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by the Company in this Lease Agreement, or (xi) the costs of any required or necessary investigation, assessment, testing, repair, cleanup, or detoxification of the Facility and the preparation of any closure or other required plans; provided that any such losses, damages, liabilities or expenses of the Agency are not incurred on account of and do not result from the gross negligence or intentional or willful wrongdoing of the Indemnified Parties. The foregoing indemnities shall apply notwithstanding the fault or negligence in part of any of the Indemnified Parties, and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability.  The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of any such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

(b)          Notwithstanding any other provisions of this Lease Agreement, the obligations of the Company pursuant to this Section 8.2 shall remain in full force and effect after the termination of this Lease Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought, the payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all expenses and charges incurred by the Indemnified Parties, relating to the enforcement of the provisions herein specified. The liability of the Company to the Agency hereunder shall in no way be limited, abridged, impaired or otherwise affected by (i) any amendment or modification of any of the Transaction Documents by or for the benefit of the Agency, the Company or any subsequent owners or users of the Facility, (ii) any extensions of time for payment or performance required by any of the Transaction Documents, (iii) the release of the Company or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Transaction Documents by operation of law, either by the Agency’s voluntary act or otherwise, (iv) the invalidity or unenforceability of any of the terms or provisions of the Transaction Documents, (v) any exculpatory provision contained in any of the Transaction Documents limiting the Agency’s recourse to any other security or limiting the Agency’s rights to a deficiency judgment against the Company, (vi) any investigation or inquiry conducted by or on the behalf of the Agency or any information which the Agency may have or obtain with respect to the condition of the Environment at, or ecological condition of, the Facility, (vii) the sale, assignment or foreclosure of any mortgage relating to all or any part of the Facility, but only with respect to a Release that has occurred prior to any such event, (viii) the sale, assignment, subleasing, transfer or conveyance of all or part of the Land or the Facility or the Company’s interests and rights in, to, and under the Lease Agreement or the termination of the Lease Agreement, but only with respect to a Release that has occurred prior to any such event, (ix) the death or legal incapacity of the Company, (x) the release or discharge, in whole or in part, of the Company in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (xi) any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Company under the Lease Agreement, or any other Transaction Document.

(c)         In the event of any claim against the Indemnified Parties by any employee or contractor of the Company or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of the Company hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section 8.3          Company to Maintain Its Existence.  The Company covenants and agrees that at all times during the Lease Term, it will (i) maintain its existence, (ii) continue to be an entity subject to service of process in the State and either organized under the laws of the State, or organized under the laws of any other state of the United States and duly qualified to do business as a foreign entity in the State, (iii) not liquidate, wind-up or dissolve or otherwise dispose of all or substantially all of its property, business or assets remaining after the execution and delivery of this Lease Agreement, and (iv) not consolidate with or merge into another corporation or permit one or more corporations to consolidate with or merge into it, except with consent of the Agency, which consent shall not be unreasonably withheld or delayed or conditioned.

Section 8.4           Qualification in State.  The Company throughout the Lease Term shall continue to be duly authorized to do business in the State.

Section 8.5          Agreement to File Annual Statements and Provide Information.  The Company shall file with the NYSDTF an annual statement of the value of all sales and use tax exemptions claimed in connection with the Facility in compliance with Sections 874(8) of the GML as provided in Section 5.2(g) hereof.  The Company shall submit a copy of such annual statement to the Agency at the time of filing with NYSDTF.  The Company shall also provide the Agency with the information necessary for the Agency to comply with Section 874(9) of the GML. Annually, the Company shall provide the Agency with a certified statement and documentation in the form attached hereto as Exhibit L (i) enumerating the FTE jobs, by category, retained and/or created at the Facility as a result of the Agency’s financial assistance and (ii) indicating the fringe benefits and salary averages or ranges for such categories of FTE jobs created and/or retained. The Company further agrees to provide and certify or cause to be provided and certified such information concerning the Company, its finances, its operations, its employment and its affairs necessary to enable the Agency to make any report required by law, governmental regulation, including, without limitation, any reports required by the Act or the Public Authorities Accountability Act of 2005 and the Public Authorities Reform Act of 2009, each as amended from time to time, or any other reports required by the New York State Authorities Budget Office or the Office of the State Comptroller or any of the Agency Documents or Company Documents.  Such information shall be provided within thirty (30) days following written request from the Agency.  The Company shall cause any and all sublessees at the Facility to comply with the requirements of this Section 8.5 by requiring each such sublessee to enter into a Tenant Agency Compliance Agreement.

Section 8.6          Books of Record and Account; Financial Statements.  The Company at all times agrees to maintain proper accounts, records and books in which full and correct entries shall be made, in accordance with generally accepted accounting principles, of all transactions and events relating to the business and financial affairs of the Company.

Section 8.7            Compliance with Orders, Ordinances, Etc.

(a)          The Company, throughout the Lease Term, agrees that it will promptly comply, and cause any sublessee, tenant or occupant of the Facility to comply, with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Facility or any part thereof, or to the Project Work, or to any use, manner of use or condition of the Facility or any part thereof, of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers having jurisdiction over the Facility or any part thereof, or of the Project Work, or of any use, manner of use or condition of the Facility or any part thereof or of any companies or associations insuring the premises.

(b)         Notwithstanding the provisions of subsection (a) above, the Company may in good faith contest the validity or the applicability of any requirement of the nature referred to in such subsection (a) by appropriate legal proceedings conducted in good faith and with due diligence.  In such event, the Company may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, unless the Agency shall notify the Company that by failure to comply with such requirement or requirements, the Facility or any part thereof may be subject to loss, penalty or forfeiture, in which event the Company shall promptly take such action with respect thereto or provide such security as shall be satisfactory to the Agency. If at any time the then existing use or occupancy of the Facility shall, pursuant to any zoning or other law, ordinance or regulation, be permitted only so long as such use or occupancy shall continue, the Company shall use its best efforts not to cause or permit such use or occupancy to be discontinued without the prior written consent of the Agency.

Section 8.8           Discharge of Liens and Encumbrances.

(a)         The Company, throughout the Lease Term, shall not permit or create or suffer to be permitted or created any Lien, except for Permitted Encumbrances, upon the Facility or any part thereof by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Facility or any part thereof.

(b)        Notwithstanding the provisions of subsection (a) above, the Company may in good faith contest any such Lien.  In such event, the Company may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Agency shall notify the Company in writing that by nonpayment of any such item or items, the Facility or any part thereof may be subject to loss or forfeiture. In the event of such notice the Company shall promptly secure payment of all such unpaid items by filing a bond, in form and substance satisfactory to the Agency, thereby causing such Lien to be removed, or by taking such other actions as may be satisfactory to the Agency to protect its interests.  Mechanics’ Liens shall be discharged or bonded within thirty (30) days of the filing or perfection thereof.

Section 8.9          Depreciation Deductions and Investment Tax Credit.  The parties agree that, as between them, the Company shall be entitled to all depreciation deductions with respect to any depreciable property comprising a part of the Facility and to any investment credit with respect to any part of the Facility.

Section 8.10        Employment Opportunities; Notice of Jobs.  The Company covenants and agrees that, in consideration of the participation of the Agency in the transactions contemplated herein, it will, except as otherwise provided by collective bargaining contracts or agreements to which the Company is a party, cause any new employment opportunities created in connection with the Facility to be listed with the New York State Department of Labor, Community Services Division and with the administrative entity of the service delivery area created pursuant to the Job Training Partnership Act (PL 97-300), as superseded by Workforce Innovation and Opportunity Act (PL. 113-128), in which the Facility is located (collectively, the “Referral Agencies”).  The Company also agrees, and shall cause any and all sublessees to agree, that they will, where practicable, first consider for such new employment opportunities persons eligible to participate in federal job training partnership programs who shall be referred by the Referral Agencies.

Section 8.11         Employment at the Facility. The Company hereby agrees to create and maintain at all times at the Facility:  one hundred seventy-eight (178) full time equivalent employees as of the date hereof (which employees may be maintained at the Company’s current facilities in Suffolk County until the Completion Date), one hundred eighty-eight (188) full time equivalent employees as of December 31, 2020, and two hundred one (201) full time equivalent employees as of December 31, 2021 and thereafter throughout the Lease Term, calculated on the basis of 35 hours per week who are employees of the Company or any subsidiary or affiliates of the Company, or any consultants, contractors or subcontractors of the Company, or any subsidiary or affiliates of the Company, whose place of employment or workplace is located at the Facility (including the full time equivalent employees of all tenants at the Facility) (“FTE”).

ARTICLE IX
RELEASE OF CERTAIN LAND; ASSIGNMENTS AND SUBLEASING

Section 9.1           Restriction on Sale of Facility; Release of Certain Land.

(a)          Except as otherwise specifically provided in this Article IX and in Article X hereof, the Agency shall not sell, convey, transfer, encumber or otherwise dispose of the Facility or any part thereof, or any of its rights under this Lease Agreement, without the prior written consent of the Company.

(b)         The Agency and the Company from time to time may release from the provisions of this Lease Agreement and the leasehold estate created hereby any part of, or interest in, the Land which is not necessary, desirable or useful for the Facility.  In such event, the Agency, at the Company’s sole cost and expense, shall execute and deliver any and all instruments necessary or appropriate so to release such part of, or interest in, the Land.  As a condition to such release, the Agency shall be provided with a copy of the instrument transferring such title or interest in such Land, an instrument survey of the Land to be conveyed, together with a certificate of an Authorized Representative of the Company stating that there is then no Event of Default under this Lease Agreement and that such part of, or interest in, the Land is not necessary, desirable or useful for the Facility.

(c)         No conveyance of any part of, or interest in, the Land effected under the provisions of this Section 9.l shall entitle the Company to any abatement or diminution of the rents payable by it under this Lease Agreement or any abatement or diminution of the PILOT Payments.

Section 9.2           Removal of Equipment.

(a)         The Agency shall not be under any obligation to remove, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary item of Equipment.  In any instance where the Company determines that any item of Equipment has become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, the Company, may remove such items from the Facility and may sell, trade-in, exchange or otherwise dispose of the same, as a whole or in part, provided that such removal will not materially impair the operation of the Facility for the purpose for which it is intended or change the nature of the Facility so that it does not constitute a “project” under the Act.

(b)        Upon the request of the Company, the Agency shall execute and deliver to the Company all instruments necessary or appropriate to enable the Company to sell or otherwise dispose of any such item of Equipment.  The Company shall pay any costs (including attorneys’ fees) incurred in transferring title to any item of Equipment removed pursuant to this Section 9.2.

(c)         The removal of any item of Equipment pursuant to this Section shall not entitle the Company to any abatement or diminution of the PILOT Payments or any other amounts payable by it under this Lease Agreement.

Section 9.3           Assignment and Subleasing.

(a)         This Lease Agreement may not be assigned, in whole or in part, and the Facility may not be subleased, in whole or in part, without the prior written consent of the Agency, in each instance, which consent shall not be unreasonably withheld or delayed, and which consent may be fully and effectively given by the execution and delivery of a Tenant Agency Compliance Agreement by an Authorized Representative of the Agency in substantially the form attached hereto as Exhibit M by an Authorized Representative of the Agency.  Any assignment or sublease shall be on the following conditions, as of the time of such assignment or sublease:

(i)          no assignment or sublease shall relieve the Company from primary liability for any of its obligations hereunder unless the Agency consents thereto, which consent shall not be unreasonably withheld or delayed subject to the dates of the Agency’s board meetings and which consent shall be conditioned upon the Agency being indemnified and held harmless to its reasonable satisfaction;

(ii)        the assignee or sublessee (except in the case of a true sublessee in the ordinary course of business) shall assume the obligations of the Company hereunder to the extent of the interest assigned or subleased;

(iii)         the Company shall, within ten (10) days after the delivery thereof, furnish or cause to be furnished to the Agency a true and complete copy of such assignment or sublease and the instrument of assumption;

(iv)         neither the validity nor the enforceability of the Lease Agreement shall be adversely affected thereby;

(v)         the Facility shall continue to constitute a “project” as such quoted term is defined in the Act, and, without limiting the generality of the foregoing, no assignment or sublease shall cause the Facility to be used in violation of Section 862(2)(a) of the Act and no assignment or sublease shall cause the Facility to be occupied by a sublessee in violation of Section 862(1) of the Act; and

(vi)         any sublessee will execute and deliver a Tenant Agency Compliance Agreement in substantially the form attached hereto as Exhibit M or in such other form as is satisfactory to the Agency;

(b)        If the Agency shall so request, as of the purported effective date of any assignment or sublease pursuant to subsection (a) of this Section 9.3, the Company at its sole cost and expense shall furnish the Agency with opinions, in form and substance satisfactory to the Agency, (i) of Transaction Counsel as to item (v) above, and (ii) of Independent Counsel as to items (i), (ii), and (iv) above.

(c)         In accordance with Section 862(1) of the Act, the Facility shall not be occupied by a sublessee whose tenancy would result in the removal of a facility or plant of the proposed sublessee from one area of the State to another area of the State or in the abandonment of one or more plants or facilities of such sublessee located within the State; provided, however, that neither restriction shall apply if the Agency shall determine:

(i)           that such occupation of the Facility is reasonably necessary to discourage the proposed sublessee from removing such other plant or facility to a location outside the State, or

(ii)         that such occupation of the Facility is reasonably necessary to preserve the competitive position of the proposed sublessee in its respective industry.

Section 9.4         Merger of Agency.  (a)  Nothing contained in this Lease Agreement shall prevent the consolidation of the Agency with, or merger of the Agency into, or the transfer of the Agency’s interest in the entire Facility to, any other public benefit corporation or political subdivision which has the legal authority to own and lease the Facility and to continue the tax benefits contemplated by the Transaction Documents, provided that upon any such consolidation, merger or transfer, the due and punctual performance and observance of all the agreements and conditions of this Lease Agreement to be kept and performed by the Agency shall be expressly assumed in writing by the public benefit corporation or political subdivision resulting from such consolidation or surviving such merger or to which the Facility shall be transferred.

(b)         Within thirty (30) days after the consummation of any such consolidation, merger or transfer of title, the Agency shall give notice thereof in reasonable detail to the Company and shall, upon request, furnish to the Company, at the sole cost and expense of the Company, a favorable opinion of Independent Counsel as to compliance with the provisions of Section 9.4(a) hereof.  The Agency promptly shall furnish such additional information with respect to any such transaction as the Company may reasonably request.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

Section 10.1         Events of Default Defined.

(a)          The following shall each be “Events of Default” under this Lease Agreement:

(i)          the failure by the Company to pay or cause to be paid, on the date due, the amounts specified to be paid pursuant to Section 4.3(a) and (b) hereof;

(ii)          the failure by the Company to observe and perform any covenant contained in Sections 2.2(f), (g) or (j), 5.2, 6.3, 6.4, 6.5, 8.2, 8.4, 8.11, 9.3, 10.4 and 10.6 and Article XIII hereof;

(iii)          the failure by the Company to pay or cause to be paid PILOT Payments or the Recapture Benefits, in each case on the dates due;

(iv)          the occurrence and continuation of a Recapture Event;

(v)         any representation or warranty of the Company herein, in any of the Company Documents or in the Project Application Information shall prove to have been false or misleading in any material respect;

(vi)         the failure by the Company to observe and perform any covenant, condition or agreement hereunder on its part to be observed or performed (except obligations referred to in 10.1(a)(i), (ii) and (iii)) for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, has been given to the Company by the Agency;

(vii)        the dissolution or liquidation of the Company; or the failure by the Company to release, stay, discharge, lift or bond within thirty (30) days any execution, garnishment, judgment or attachment of such consequence as may impair its ability to carry on its operations; or the failure by the Company generally to pay its debts as they become due; or an assignment by the Company for the benefit of creditors; or the commencement by the Company (as the debtor) of a case in bankruptcy or any proceeding under any other insolvency law; or the commencement of a case in bankruptcy or any proceeding under any other insolvency law against the Company (as the debtor), wherein a court having jurisdiction in the premises enters a decree or order for relief against the Company as the debtor, or such case or proceeding is consented to by the Company or remains undismissed for forty (40) days, or the Company consents to or admits the material allegations against it in any such case or proceeding; or a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of the Company for the purpose of enforcing a lien against such Property or for the purpose of general administration of such Property for the benefit of creditors;

(viii)       an Event of Default under the Mortgage, if any, shall have occurred and be continuing; or

(ix)         a termination of the Company’s leasehold interest in the Land and improvements under the Prime Lease.

(b)         Notwithstanding the provisions of Section 10.1(a), if by reason of force majeure any party hereto shall be unable in whole or in part to carry out its obligations under Sections 3.4, 6.1 and 8.11 of this Lease Agreement, and if such party shall give notice and full particulars of such force majeure in writing to the other party, within a reasonable time after the occurrence of the event or cause relied upon, such obligations under this Lease Agreement of the party giving such notice (and only such obligations), so far as they are affected by such force majeure, shall be suspended during continuation of the inability, which shall include a reasonable time for the removal of the effect thereof.  The term “force majeure” as used herein shall include, without limitation, acts of God, strikes, lockouts or other industrial disturbances, acts of public enemies, acts, priorities or orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, governmental subdivisions or officials or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fire, hurricanes, storms, floods, washouts, droughts, arrests, restraint of government and people, civil disturbances, explosions, breakage or accident to machinery, transmission pipes or canals, shortages of labor or materials or delays of carriers, partial or entire failure of utilities, shortage of energy or any other cause or event not reasonably within the control of the party claiming such inability and not due to its fault.  The party claiming such inability shall remove the cause for the same with all reasonable promptness.  It is agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the party having difficulty, and the party having difficulty shall not be required to settle any strike, lockout and other industrial disturbances by acceding to the demands of the opposing party or parties.

Section 10.2         Remedies on Default.

(a)         Whenever any Event of Default shall have occurred and be continuing, the Agency may take, to the extent permitted by law, any one or more of the following remedial steps:

(i)         declare, by written notice to the Company, to be immediately due and payable, whereupon the same shall become immediately due and payable:  (A) all unpaid installments of rent payable pursuant to Section 4.3(a) and (b) hereof, (B) all unpaid and past due PILOT Payments, (C) all due and owing Recapture Benefits, and (D) all other payments due under this Lease Agreement; provided, however, that if an Event of Default specified in Section 10.1(a)(vii) hereof shall have occurred and be continuing, such installments of rent and other payments due under this Lease Agreement shall become immediately due and payable without notice to the Company or the taking of any other action by the Agency;

(ii)         terminate this Lease Agreement and the Company Lease, reconvey the Equipment to the Company and terminate the Sales Tax Exemption authorization.  The Agency shall have the right to execute appropriate lease termination documents with respect to the Facility and to place the same on record in the Suffolk County Clerk’s office, at the sole cost and expense of the Company and in such event the Company waives delivery and acceptance of such lease termination documents and the Company hereby appoints the Agency its true and lawful agent and attorney-in-fact (which appointment shall be deemed to be an agency coupled with an interest), with full power of substitution to file on its behalf all affidavits, questionnaires and other documentation necessary to accomplish the recording of such lease termination documents; or

(iii)         take any other action at law or in equity which may appear necessary or desirable to collect the payments then due or thereafter to become due hereunder, and to enforce the obligations, agreements and covenants of the Company under this Lease Agreement.

(b)         No action taken pursuant to this Section 10.2 (including termination of the Lease Agreement) shall relieve the Company from its obligation to make all payments required by Section 4.3 hereof or due and owing PILOT Payments or Recapture Benefits.

Section 10.3        Remedies Cumulative.  No remedy herein conferred upon or reserved to the Agency is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Lease Agreement or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any default shall impair any such right and power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Agency  to exercise any remedy reserved to it in this Article X, it shall not be necessary to give any notice, other than such notice as may be herein expressly required in this Lease Agreement.

Section 10.4      Agreement to Pay Attorneys’ Fees and Expenses.  In the event the Company should default under any of the provisions of this Lease Agreement and the Agency should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligations or agreements on the part of the Company herein contained, the Company shall, on demand therefor, pay to the Agency the reasonable fees of such attorneys and such other expenses so incurred.

Section 10.5        No Additional Waiver Implied by One Waiver.  In the event any agreement contained herein should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 10.6       Certificate of No Default.  The Company shall deliver to the Agency each year no later than January 15th, a certificate signed by an Authorized Representative of the Company stating that the Company is not in default under this Lease Agreement and that no Event of Default exists under this Lease Agreement or any other Company Document.  Such certificate shall also contain all information required under Section 8.5 hereof.

ARTICLE XI
EARLY TERMINATION OF LEASE AGREEMENT
OPTION IN FAVOR OF COMPANY

Section 11.1         Early Termination of Lease Agreement.  The Company shall have the option to terminate this Lease Agreement at any time upon filing with the Agency a certificate signed by an Authorized Representative of the Company stating the Company’s intention to do so pursuant to this Section and stating the date upon which such payments required by Section 11.2 hereof shall be made (which date shall not be less than forty five (45) nor more than 90 days from the date such certificate is filed) and upon compliance with the requirements set forth in Section 11.2 hereof.

Section 11.2          Conditions to Termination of Lease Agreement.  In the event of the termination or expiration of this Lease Agreement in accordance with the provisions of Sections 4.2, 10.2 or 11.1 hereof, the Company shall make or cause to be made the following payments:

(a)         To the Agency or the Taxing Authorities, as appropriate pursuant to Section 5.1 hereof: all PILOT Payments due and payable hereunder as of the date of the termination or expiration of this Lease Agreement;

(b)          To the Agency: the purchase price with respect to the Equipment of one dollar ($1.00);

(c)          To the Agency: all amounts due and payable under Section 5.4 hereof;

(d)        To the Agency:  an amount certified by the Agency to be sufficient to pay all unpaid fees and expenses of the Agency incurred under the Agency Documents; and

(e)          To the appropriate Person:  an amount sufficient to pay all other fees, expenses or charges, if any, due and payable or to become due and payable under the Company Documents.

Section 11.3         Conveyance on Termination.  At the closing of any expiration or termination of the Lease Agreement, the Agency shall, upon receipt of the amounts payable pursuant to Section 11.2 hereof, deliver to the Company all necessary documents (i) to terminate this Lease Agreement and the Company Lease and to convey the Equipment to the Company, subject in each case only to the following: (A) any Liens to which leasehold estate or title to such Property was subject when conveyed to the Agency, (B) any Liens created at the request of the Company, to the creation of which the Company consented or in the creation of which the Company acquiesced, (C) any Permitted Encumbrances, and (D) any Liens resulting from the failure of the Company to perform or observe any of the agreements on its part contained in this Lease Agreement or arising out of an Event of Default hereunder; and (ii) to release and convey to the Company all of the Agency’s rights and interest in and to any rights of action or any Net Proceeds of insurance or Condemnation awards with respect to the Facility (but not including any Unassigned Rights). At the closing of any expiration or termination of the Lease Agreement, and unless otherwise waived by the Agency, as a condition to such termination or expiration, the Company shall request each Lender to release the Agency from any Mortgage and any other Loan Documents to which it is a party in writing and cause such releases to be recorded as applicable.

ARTICLE XII
LENDER PROVISIONS

Section 12.1        Subordination of Lease Agreement.  This Lease Agreement and any and all modifications, amendments, renewals and extensions thereof is subject and subordinate to any Mortgage which may be granted by the Agency and the Company on the Facility or any portion thereof and to any and all modifications, amendments, consolidations, extensions, renewals, replacements and increases thereof.

Section 12.2         Mortgage and Pledge of Agency’s Interests to Lender.  The Agency shall at the request of, and at the sole cost and expense of, the Company (i) mortgage its interest in the Facility, and (ii) pledge and assign its rights to and interest in this Lease Agreement (other than Unassigned Rights) to the Lender as security for the payment of the principal of and interest on the Loan, in each case in accordance with the provisions attached hereto as Exhibit D.  The Company hereby acknowledges and consents to such mortgage, pledge and assignment by the Agency.  Notwithstanding the foregoing, all indemnities herein contained shall, subsequent to such mortgage, pledge and assignment, continue to run to the Agency for its benefit.

Section 12.3       Pledge of Company’s Interest to Lender.  The Company shall have the right to pledge and assign its rights to and interest in this Lease Agreement and the Plans and Specifications to any Lender as security for the payment of the principal of and interest on the Loan.  The Agency hereby acknowledges and consents to any such pledge and assignment by the Company.

Section 12.4         Making of Loans; Disbursement of Loan Proceeds.  The Agency acknowledges that the Company may request one or more Lenders to make one or more loans to finance and refinance the costs of the acquisition and construction of the Facility and/or the Project Work or to reimburse the Company for the cost of acquiring and constructing the Facility and/or the Project Work (the “Loan”).  Proceeds of such Loan shall be disbursed by such Lender in accordance with the provisions of the Mortgage or other related documentation applicable to such Loan.

Provided that the Agency shall have received the notice of the name and address of a Lender, the Agency agrees that simultaneously with its giving of any notice under this Lease Agreement (each a “Notice”) it will send a copy of such Notice to each Lender.  Each Notice shall be sent to each Lender in the manner provided herein at the address provided to the Agency by each Lender for such purpose. Each such Lender may change such address from time to time by written notice to the Agency in accordance herewith.  The Agency shall reasonably cooperate with the Company in connection with the granting or modification by the Company of any Mortgage.  Such cooperation shall include, without limitation, the execution and delivery of such documents and instruments in connection with a Mortgage as the Company or the Lender may reasonably request (the “Loan Documents”), provided that the Mortgage is in a standard form and substance acceptable to the Agency in its sole and absolute discretion and pre-approved by the Agency and such documents and instruments shall contain the language set forth in Exhibit D attached hereto and made a part hereof.  The Company shall perform or cause to be performed for and on behalf of the Agency, and at the Company’s sole cost and expense, each and every obligation of the Agency under and pursuant to such instruments.

Section 12.5         References to Lender, Loan or Mortgage. All references herein to Lender, Loan or Mortgage or other similar words, whether in the singular or the plural, may be in anticipation of future Loans to be made by future Lenders.  Such references shall only be effective if such Loans have been made and are still outstanding.  If such Loans are never made or have been repaid, such references shall not be of any force or effect.

ARTICLE XIII
ENVIRONMENTAL MATTERS

Section 13.1         Environmental Representations of the Company. Except as otherwise shown on Exhibit K attached hereto, the Company hereby represents and warrants to the Agency that:

(a)         Neither the Facility nor, to the best of Company’s knowledge, any property adjacent to or within the immediate vicinity of the Facility is being or has been used in violation of any applicable Environmental Law for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste management or disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products.

(b)          Underground storage tanks are not and have not been located on the Facility.

(c)         The soil, subsoil, bedrock, surface water and groundwater of the Facility are free of Hazardous Substances, in violation of Environmental Law, other than any such substances that occur naturally.

(d)        There has been no Release or threat of a Release of any Hazardous Substance in violation of any applicable law on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on or at the Facility, and the Company has not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Facility or any property adjacent to or within the immediate vicinity of the Facility or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility in violation of any applicable law.

(e)         All Environmental Permits necessary for the Project Work and the ownership, use or operation of the Facility have been obtained and are in full force and effect.

(f)         No event has occurred with respect to the Facility which, with the passage of time or the giving of notice, or both, would constitute a violation of or non-compliance with any applicable Environmental Law or Environmental Permit.

(g)         There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future construction, renovation, equipping, ownership, use, operation, sale, transfer or conveyance of the Facility which require any change in the present condition of the Facility or any work, repairs, construction, containment, clean up, investigations, studies, removal or remedial action or capital expenditures in order for the Facility to be in compliance with any applicable Environmental Law or Environmental Permit.

(h)        There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or remedy that arise out of, relate to or result from (i)  conditions of the Environment at, on or in the vicinity of the Facility, (ii) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit with respect to the Facility, (iii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility or (iv) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Facility, the Project Work or the ownership, use, operation, sale, transfer or conveyance of the Facility.

Section 13.2          Environmental Covenants of the Company. The Company hereby covenants and agrees with the Agency as follows:

(a)        The Company shall perform the Project Work and use, operate and manage the Facility in accordance with all applicable Environmental Laws and Environmental Permits, and shall cause all operators, tenants, subtenants, licensees and occupants of the Facility to perform the Project Work and to use, operate and manage the Facility in accordance with any applicable Environmental Laws and Environmental Permits, and shall not cause, allow or permit the Facility or any part thereof to be operated or used for the storage, treatment, generation, transportation, processing, handling, production, management or Disposal of any Hazardous Substances other than in accordance with all applicable Environmental Laws and Environmental Permits.

(b)         The Company shall obtain and comply with, and shall cause all contractors, subcontractors, operators, tenants, subtenants, licensees and occupants of the Facility to obtain and comply with, all Environmental Permits, if any.

(c)          The Company shall not cause or permit any change to be made in the present or intended Project Work or use or operation of the Facility which would (i) involve the storage, treatment, generation, transportation, processing, handling, management, production or disposal of any Hazardous Substance other than in accordance with any applicable Environmental Law, or the Project Work or use or operation of the Facility as a landfill or waste management or disposal site or for manufacturing or industrial purposes or for the storage of petroleum or petroleum based products other than in accordance with any applicable Environmental Law, (ii) violate any applicable Environmental Law, (iii) constitute a violation or non-compliance with any Environmental Permit or (iv) increase the risk of a Release of any Hazardous Substance.

(d)         The Company shall promptly provide the Agency with a copy of all notifications which the Company gives or receives with respect to conditions of the Environment at or in the vicinity of the Facility, any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Facility or any property adjacent to or within the immediate vicinity of the Facility.  If the Company receives or becomes aware of any such notification which is not in writing or otherwise capable of being copied, the Company shall promptly advise the Agency of such verbal, telephonic or electronic notification and confirm such notice in writing. Furthermore, upon the Company’s discovery thereof, the Company shall promptly advise the Agency in writing of: (i) the presence of any Hazardous Substance on, under or about the Facility of which the Agency has not previously been advised in writing; (ii) any remedial action taken by, or on behalf of, the Company in response to any Hazardous Substance on, under or about the Facility or to any environmental proceedings of which the Company has not previously been advised in writing; and (iii) the occurrence or condition on any real property adjoining or in the vicinity of the Facility that could reasonably be expected to cause the Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Facility under any Environmental Law.  The Company shall also provide the Agency with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or control relating to the condition of the Environment at the Facility or real property or bodies of water adjoining or in the vicinity of the Facility or environmental proceedings promptly upon receipt, completion or delivery of such materials.

(e)         The Company shall undertake and complete all investigations, studies, sampling and testing and all removal or remedial actions necessary to contain, remove and clean up all Hazardous Substances that are or may become present at the Facility and are required to be removed and/or remediated in accordance with all applicable Environmental Laws and all Environmental Permits.  All remedial work shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer, (ii) pursuant to a detailed written plan for the remedial work approved by any public or private agencies or persons with a legal or contractual right to such approval, (iii) with such insurance coverage pertaining to liabilities arising out of the remedial work as is then customarily maintained with respect to such activities, and (iv) only following receipt of any required permits, licenses or approvals.  In addition, the Company shall submit, or cause to be submitted, to the Agency, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other remedial work contracts and similar information prepared or received by or on behalf of the Company in connection with any remedial work, or Hazardous Substances relating to the Facility. All costs and expenses of such remedial work shall be paid by or on behalf of the Company, including, without limitation, the charges of the remedial work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the remedial work and the Agency’s out-of-pocket costs incurred in connection with monitoring or review of such remedial work. The Agency shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any environmental proceedings.

(f)          If at any time the Agency obtains any notice or information that the Company or the Facility, or the use or operation thereof or the Project Work may be in violation of an Environmental Law or in non-compliance with any Environmental Permit or standard, the Agency may require that a full or supplemental environmental inspection and audit report with respect to the Facility of a scope and level of detail reasonably satisfactory to the Agency be prepared by a professional environmental engineer or other qualified environmental scientist acceptable to the Agency, at the Company’s sole cost and expense.  Said audit may, but is not required to or limited to, include a physical inspection of the Facility, a records search, a visual inspection of any property adjacent to or within the immediate vicinity of the Facility, personnel interviews, review of all Environmental Permits and the conducting of scientific testing.  If necessary to determine whether a violation of an Environmental Law exists, such inspection shall also include subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater.  If said audit report indicates the presence of any Hazardous Substance or a Release or Disposal or the threat of a Release or Disposal of any Hazardous Substance on, at or from the Facility in violation of any applicable law, the Company shall promptly undertake and diligently pursue to completion all necessary, appropriate investigative, containment, removal, clean-up and other remedial actions required by any Environmental Law, in accordance with Section 13.2(e) above.  The Company hereby consents to the Agency notifying any party under such circumstances of the availability of any or all of the environmental reports and the information contained therein.  The Company further agrees that the Agency may disclose such environmental reports to any governmental agency or authority if they reasonably believe that they are required to disclose any matter contained therein to such agency or authority; provided that the Agency shall give the Company at least forty-eight (48) hours prior written notice before so doing.  The Company acknowledges that the Agency cannot control or otherwise assure the truthfulness or accuracy of the environmental reports, and that the release of the environmental reports, or any information contained therein, to prospective bidders at any foreclosure sale of the Facility may have a material and adverse effect upon the amount which a party may bid at such sale.  The Company agrees that the Agency shall not have any liability whatsoever as a result of delivering any or all of the environmental reports or any information contained therein to any third party if done in good faith, and the Company hereby releases and forever discharges the Agency from any and all claims, damages, or causes of action arising out of, connected with or incidental to the delivery of environmental reports.

Section 13.3       Survival Provision. Notwithstanding anything to the contrary contained herein, the representations, warranties, covenants and indemnifications of the Company contained in this Article XIII shall survive any termination, conveyance, assignment, subleasing or defeasance of any right, title or interest of the Company in and to the Facility or in, to or under the Lease Agreement.

ARTICLE XIV
MISCELLANEOUS

Section 14.1        Notices.  All notices, certificates and other communications hereunder shall be in writing and shall be either delivered personally or sent by certified mail, return receipt requested, or delivered by any national overnight express delivery service (in each case, postage or delivery charges paid by the party giving such communication) addressed as follows or to such other address as any party may specify in writing to the other:

To the Agency:

Suffolk County Industrial Development Agency
H. Lee Dennison Building, 3rd Floor
100 Veterans Memorial Highway
Hauppauge, New York
Attention:  Executive Director

With a copy to:

William D. Wexler, Esq.
816 Deer Park Avenue
North Babylon, New York 11703-3805

Barclay Damon LLP
80 State Street
Albany, New York 12207
Attention:  M. Cornelia Cahill, Esq.

To the Company:

Chembio Diagnostic Systems Inc.
3661 Horseblock Road
Medford, New York 11763
Attention:  Neil A. Goldman

With a copy to:

K&L Gates LLP
599 Lexington Avenue
New York, New York  10022
Attention: Jody Saltzman, Esq.

Notice by mail shall be effective when delivered but if not yet delivered shall be deemed effective at 12:00 p.m. on the third Business Day after mailing with respect to certified mail and one Business Day after mailing with respect to overnight mail.

Copies of all notices given either to the Agency or to the Company shall also be sent to any Lender, if such Lender shall have delivered written instructions to the Agency and the Company with the address of such Lender pursuant to Section 12.4 hereof.

Section 14.2        Binding Effect.  This Lease Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

Section 14.3        Severability.  In the event any provision of this Lease Agreement shall be held illegal, invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 14.4        Amendments, Changes and Modifications.  This Lease Agreement may not be amended, changed, modified, altered or (except pursuant to Section 10.2 hereof) terminated except in a writing executed by the parties hereto.

Section 14.5        Execution of Counterparts.  This Lease Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 14.6        Applicable Law.  This Lease Agreement shall be governed exclusively by the applicable laws of the State without regard or reference to its conflict of laws principles.

Section 14.7        List of Additional Equipment; Further Assurances.  Upon the Completion Date with respect to the Facility and the installation of all of the Equipment therein, the Company shall prepare and deliver to the Agency, a schedule listing all of the Equipment not previously described in this Lease Agreement.  If requested by the Agency, the Company shall thereafter furnish to the Agency, within sixty (60) days after the end of each calendar year, a schedule listing all of the Equipment not theretofore previously described herein or in the aforesaid schedule.

Section 14.8        Survival of Obligations.  This Lease Agreement shall survive the performance of the obligations of the Company to make the payments required by Section 4.3, and all indemnities shall survive the foregoing and any termination or expiration of this Lease Agreement.

Section 14.9       Table of Contents and Section Headings Not Controlling.  The Table of Contents and the headings of the several Sections in this Lease Agreement have been prepared for convenience of reference only and shall not control or affect the meaning of or be taken as an interpretation of any provision of this Lease Agreement.

Section 14.10      Waiver of Trial by Jury.  The parties do hereby expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Lease Agreement or the Facility or any matters whatsoever arising out of or in any way connected with this Lease Agreement.

(Remainder of Page Intentionally Left Blank - Signature Pages Follow)

IN WITNESS WHEREOF, the Agency and the Company have caused this Lease Agreement to be executed in their respective names by their duly authorized representatives, all as of the day and year first above written.

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY

By:	/s/ Anthony J. Catapano
Anthony J. Catapano
Executive Director

STATE OF NEW YORK	)
: SS.:
COUNTY OF SUFFOLK	)

On the 20th day of February in the year 2019, before me, the undersigned, personally appeared Anthony J. Catapano, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person or entity on behalf of which the individual acted, executed the instrument.

/s/ Karen Kelly Morris
Notary Public

Signature Page to Lease Agreement

CHEMBIO DIAGNOSTIC SYSTEMS INC.

By:	/s / Neil A. Goldman
Neil A. Goldman
Executive Vice President
& Chief Financial Officer

STATE OF NEW YORK	)
) SS.:
COUNTY OF SUFFOLK	)

On the 22 day of February in the year 2019 before me, the undersigned, a notary public in and for the State of New York, personally appeared Neil A. Goldman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Anna M. Johann Rera
Notary Public

Signature Page to Lease Agreement

EXHIBIT A

Legal Description of Real Property

See Attached

EXHIBIT A

EXHIBIT A

LEGAL DESCRIPTION

All that certain plot, piece or parcel of land, situate, lying and being at Hauppauge, Town of Smithtown, County of Suffolk and State of New York, known and designated at Lot No. 1 on a certain map entitled, "Map of Mackay Industrial Park Section No, I" filed in the Suffolk County Clerk's Office on December 7, 1984 as Map No, 7812, and a 27.98 foot strip of land on the West known as District 0800, Section 181, Block 01, Lot 001,87 as shown on the Suffolk County Tax Map which lot and strip of land are more particularly bounded and described as follows;

BEGINNING at a point on the westerly side of Adams Avenue at the extreme southerly end of the arc of a curve connecting the southerly side of Wireless Boulevard with the westerly side of Adams Avenue;

RUNNING THENCE South 00 degrees, 01 minutes, 34 seconds West along the westerly side of Adam Avenue, 605 feet to a point;

THENCE North 89 degrees, 58 minutes, 26 seconds West, 362,52 feet to a point;

THENCE North 00 degrees, 01 minute, 34 seconds East, 645 feet to the southerly side of Wireless Boulevard;

THENCE South 89 degrees, 58 minutes, 26 seconds East, along the southerly side of Wireless Boulevard, 322.52 feet to a point of curve;

THENCE along the arc of a curve bearing to the right having a radius of 40 feet connecting the southerly side of Wireless Boulevard with the westerly side of Adams Avenue, 62.83 feet to the westerly side of Adams Avenue, the point or place of BEGINNING.

THE policy to be issued under this report will insure the title to such buildings and improvements erected on the premises, which by law constitute real property,

FOR CONVEYANCING ONLY: TOGETHER with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premises.

EXHIBIT B

Equipment

All Eligible Items acquired, constructed, renovated or installed and/or to be acquired, constructed, renovated or installed by or on behalf of the Company, in connection with the completion of the Suffolk County Industrial Development Agency’s Chembio Diagnostic Systems Inc. Facility located at 555 Wireless Boulevard, Town of Smithtown, Suffolk County, New York, and leased to the Company pursuant to the Lease Agreement.

EXHIBIT B

EXHIBIT C

PILOT Schedule

Valuation of the Facility.  The value of the Taxable Portion of the Facility (as hereinafter defined) for purposes of determining payments in lieu of taxes due hereunder (hereinafter referred to as the “Assessed Value”) shall be determined by the appropriate Assessors. The parties hereto agree that the Assessors shall (a) appraise the Land, the Improvement and any portion of the Equipment assessable as real property pursuant to the State Real Property Tax Law (collectively, the “Taxable Portion of the Facility”) in the same manner as other similar properties in the general area of the Taxable Portion of the Project Facility and (b) place an Assessed Value upon the Taxable Portion of the Facility, equalized if necessary by using the appropriate equalization rates as apply in the assessment and levy of real property taxes. The Company shall be entitled to written notice of the initial determination of the Assessed Value of the Taxable Portion of the Facility.

Amount of Payments in Lieu of Taxes. The payments in lieu of taxes to be paid by the Company to the Receivers of Taxes annually on behalf of each Taxing Entity pursuant to the terms of this Lease Agreement shall be computed separately for each Taxing Entity as follows:

(1)          First, determine the amount of general taxes and general assessments (hereinafter referred to as the “Normal Tax”) which would be payable to each Taxing Entity if the Facility were owned by the Company and the Agency did not have a leasehold interest therein by multiplying (a) the Assessed Value of the Taxable Portion of the Facility determined pursuant to “Valuation of the Facility” above, by (b) the tax rate or rates of such Taxing Entity that would be applicable to the Facility if the Facility were owned by the Company and the Agency did not have a leasehold interest therein.

(2)           In each tax year during the term of this Lease Agreement, commencing on the first tax year following the date on which the Facility shall be assessed as exempt on the assessment roll of any Taxing Entity, the amount payable by the Company to the Receivers of Taxes on behalf of each Taxing Entity as a payment in lieu of property tax pursuant to this Lease Agreement with respect to the Taxable Portion of the Facility shall be an amount equal to the applicable percentage of the Normal Tax due each Taxing Entity with respect to the Taxable Portion of the Facility for such tax year, as shown in the following table:

[table follows on next page]

EXHIBIT C-1

Tax Year	Percentage of Normal Tax

1	50%
2	55
3	60
4	65
5	70
6	75
7	80
8	85
9	90
10	95
11 and thereafter	100

EXHIBIT C-2

EXHIBIT D

Mortgage Requirements

Any Mortgage or related document which shall be entered into by the Agency and the Company shall contain the following required provisions:

Non-Recourse and Hold Harmless Provisions to be included in the Lender’s Mortgage

Section ___.  No Recourse Against Agency.  The general credit of the Agency is not obligated or available for the payment of this Mortgage.  The Mortgagee will not look to the Agency or any principal, member, director, officer or employee of the Agency with respect to the indebtedness evidenced by this Mortgage or any covenant, stipulation, promise, agreement or obligation contained herein.  In enforcing its rights and remedies under this Mortgage, the Mortgagee will look solely to the mortgaged premises and/or the Company for the payment of the indebtedness secured by this Mortgage and for the performance of the provisions hereof.  The Mortgagee will not seek a deficiency or other money judgment against the Agency or any principal, member, director, officer or employee of the Agency and will not institute any separate action against the Agency by reason of any default that may occur in the performance of any of the terms and conditions of this Mortgage or the Loan Documentation.  This agreement on the part of the Mortgagee shall not be construed in any way so as to effect or impair the lien of this Mortgage or the Mortgagee’s right to foreclose hereunder as provided by law or construed in any way so as to limit or restrict any of the rights or remedies of the Mortgagee in any foreclosure proceedings or other enforcement of payment of the indebtedness secured hereby out of and from the security given therefor.  All covenants, stipulations, promises, agreements and obligations are the Agency’s and not of any member, director, officer, employee or agent (except the Company) of the Agency in his or her individual capacity, and no recourse shall be had for the payment of the principal of any debt or interest thereon or for any claim based thereon or hereunder against any member, director, officer, employee or agent (except the Company) of the Agency or any natural person executing this Mortgage on behalf of the Agency.  No covenant contained herein shall be deemed to constitute a debt of the State of New York or Suffolk County and neither the State of New York nor Suffolk County shall be liable on any covenant contained herein, nor shall any obligations hereunder be payable out of any funds of the Agency.

Section ___.  Hold Harmless Provisions.  The Company agrees that the Agency, its directors, members, officers, agents (except the Company) and employees shall not be liable for and agrees to defend, indemnify, release and hold the Agency, its director, members, officers, agents (except the Company) and employees harmless from and against any and all (i) liability for loss or damage to property or injury to or death of any and all persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Facility or arising by reason of or in connection with the use thereof or under this Mortgage, or (ii) liability arising from or expense incurred by the Project Work or the Agency’s acquiring, owning and leasing of the Facility, including without limiting the generality of the foregoing, all claims arising from the breach by the Company of any of its covenants contained herein and all causes of action and reasonable attorneys’ fees (whether by reason of third party claims or by reason of the enforcement of any provision of the Mortgage (including, without limitation, this Section)) and any other expenses incurred in defending any claims, suits or actions which may arise as a result of the foregoing, provided that any such losses, damages, liabilities or expenses of the Agency are not incurred or do not result from the gross negligence or intentional or willful wrongdoing of the Agency or any of its directors, members, officers, agents (except the Company) or employees.  The foregoing indemnities shall apply notwithstanding the fault or negligence on the part of the Agency, or any of its members, directors, officers, agents, or employees and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability.  The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

EXHIBIT D-1

(b)          Notwithstanding any other provisions of this Mortgage, the obligations of the Company pursuant to this Section ___ shall remain in full force and effect after the termination of this Mortgage until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought and payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all reasonable expenses and charges incurred by the Agency, or its respective members, directors, officers, agents (except the Company) and employees, relating to the enforcement of the provisions herein specified.

(c)          In the event of any claim against the Agency or its members, directors, officers, agents (except the Company) or employees by any employee or contractor of the Company or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of the Company hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section ___.     Recordation of Mortgage.  The Agency covenants that it will record or cause this Mortgage to be duly recorded in all offices where recordation thereof is necessary.

Section___.     Termination of Lease Agreement.  Upon the termination of the Lease Agreement for any reason whatsoever, and at the sole cost and expense of the Company, the Mortgagee shall prepare, execute and deliver to the Agency and the Company, and the Agency and the Company shall execute, any documents necessary to amend the Mortgage to remove the Agency as a party thereto.

EXHIBIT D-2

EXHIBIT E

LIST OF APPOINTED AGENTS

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

EXHIBIT F

FORM OF SALES TAX AGENT AUTHORIZATION LETTER

SALES TAX AGENT AUTHORIZATION LETTER

EXPIRATION DATE: ___________ 1, 20__

ELIGIBLE LOCATION:

555 Wireless Boulevard
Hauppauge, New York 11788

___________ __, 20__

TO WHOM IT MAY CONCERN

Re:          Suffolk County Industrial Development Agency
 (Chembio Diagnostic Systems Inc. Facility)

Ladies and Gentlemen:

The Suffolk County Industrial Development Agency (the “Agency”), by this notice, hereby advises you as follows:

1.          Pursuant to a certain Lease and Project Agreement, dated as of February 1, 2019 (the “Lease Agreement”), between the Agency and Chembio Diagnostic Systems Inc., a corporation duly organized and validly existing under the laws of the State of Delaware and authorized to do business in the State of New York, having its principal office at 555 Wireless Boulevard, Hauppauge, New York 11788 (the “Company”), the Agency has authorized the Company to act as its agent in connection with the Facility described therein located at the Eligible Location described above.  Certain capitalized terms used herein and not defined shall have the respective meanings given to such terms in the Lease Agreement.

2.           Upon the Company’s request, the Agency has appointed [insert name of Agent] (the “Agent”), pursuant to this Sales Tax Agent Authorization Letter (the “Sales Tax Agent Authorization Letter”) to act as the Agency’s agent for the purpose of effecting purchases exempt from sales or use tax in accordance with the terms, provisions of this Sales Tax Agent Authorization Letter and the Lease Agreement.  The Agent should review the definitions of Eligible Items and Ineligible Items in Exhibit A hereto with respect to the scope of Sales Tax Exemption provided under the Lease Agreement and hereunder.

3.          The effectiveness of the appointment of the Agent as an agent of the Agency is expressly conditioned upon the execution by the Agency of New York State Department of Taxation and Finance Form ST-60 “IDA Appointment of Project Operator or Agent” (“Form ST‑60”) to evidence that the Agency has appointed the Agent as its agent (the form of which is to be completed by Agent and the Company.  Pursuant to the exemptions from sales and use taxes available to the Agent under this Sales Tax Agent Authorization Letter, the Agent shall avail itself of such exemptions when purchasing eligible materials and services in connection with the Facility and shall not include such taxes in its contract price, bid or reimbursable costs, as the case may be.

EXHIBIT F-1

4.           The Agent acknowledges that the executed Form ST-60 shall not serve as a sales or use tax exemption certificate or document.  No agent or project operator may tender a copy of the executed Form ST-60 to any person required to collect sales tax as a basis to make such purchases exempt from tax.  No such person required to collect sales or use taxes may accept the executed Form ST-60 in lieu of collecting any tax required to be collected.  THE CIVIL AND CRIMINAL PENALTIES FOR MISUSE OF A COPY OF FORM ST-60 AS AN EXEMPTION CERTIFICATE OR DOCUMENT OR FOR FAILURE TO PAY OR COLLECT TAX SHALL BE AS PROVIDED IN THE TAX LAW.  IN ADDITION, THE USE BY AN AGENT, THE COMPANY OR OTHER PERSON OR ENTITY OF SUCH FORM ST-60 AS AN EXEMPTION CERTIFICATE OR DOCUMENT SHALL BE DEEMED TO BE, UNDER ARTICLES TWENTY EIGHT AND THIRTY SEVEN OF THE TAX LAW, THE ISSUANCE OF A FALSE OR FRAUDULENT EXEMPTION CERTIFICATE OR DOCUMENT WITH THE INTENT TO EVADE TAX.

5.           As agent for the Agency, the Agent agrees that it will present to each seller or vendor a completed and signed NYSDTF Form ST-123 “IDA Agent or Project Operator Exempt Purchase Certificate” or such additional or substitute form as is adopted by NYSDTF for use in completing purchases that are exempt from Sales and Use Taxes (“Form ST-123”) for each contract, agreement, invoice, bill or purchase order entered into by the Agent, as agent for the Agency, for the construction, repair and equipping of the Facility. Form ST-123 requires that each seller or vendor accepting Form ST-123 identify the Facility on each bill and invoice and invoice for purchases and indicate on the bill or invoice that the Agency or Agent or Company as project operator of the Agency, was the purchaser. The Agent shall complete Form ST-123 as follows:  (i) the “Project information” section of Form ST-123 should be completed using the name and address of the Facility as indicated on the Form ST-60 used to appoint the Agent; (ii) the date that the Agent was appointed as an agent should be completed using the date of the Agent’s Sales Tax Agent Authorization Letter; and (iii) the “Exempt purchases” section of Form ST-123 should be completed by marking “X” in box “A” only.

6.           The Agent agrees to comply with the terms and conditions of the Lease Agreement. The Agent must retain for at least six (6) years from the date of expiration of its contract copies of (a) its contract with the Company to provide services in connection with the Facility, (b) all contracts, agreements, invoices, bills or purchases entered into or made by such Agent using the Letter of Authorization for Sales Tax Exemption, and (c) the executed Form ST‑60 appointing the Agent as an agent of the Agency, and shall make such records available to the Agency upon reasonable notice.  This provision shall survive the expiration or termination of this Sales Tax Agent Authorization Letter.

EXHIBIT F-2

7.           In order to assist the Company in complying with its obligation to file NYSDTF Form ST-340 “Annual Report of Sales and Use Tax Exemptions Claimed by Agent/Project Operator of Industrial Development Agency/Authority” (“Form ST‑340”), the Agent covenants and agrees that it shall file semi-annually with the Company (no later than January 15th and July 15th of each calendar year in which it has claimed sales and use tax exemptions in connection with the Facility) a written statement of all sales and use tax exemptions claimed by such Agent for the preceding six-month period (ending on June 30th or December 31st, as applicable) in connection with the Facility by completing and submitting to the Company, the Sales Tax Registry attached hereto as Exhibit B.  If the Agent fails to comply with the foregoing requirement, the Agent shall immediately cease to be the agent for the Agency in connection with the Facility (such agency relationship being deemed to be immediately revoked) without any further action of the parties, the Agent shall be deemed to have automatically lost its authority to make purchases as agent for the Agency, and shall desist immediately from all such activity.

8.           The Agent agrees that if it fails to comply with the requirements for sales and use tax exemptions, as described in this Sales Tax Agent Authorization Letter, it shall pay any and all applicable Sales Tax Savings and any interest and penalties thereon.  This provision shall survive the expiration or termination of this Sales Tax Agent Authorization Letter.

9.            Special Provisions Relating to State Sales Tax Savings.

(a)          The Agent covenants and agrees to comply, and to cause each of its contractors, subcontractors, persons or entities to comply, with the requirements of General Municipal Law Sections 875(1) and (3) (the “Special Provisions”), as such provisions may be amended from time to time. In the event of a conflict between the other provisions of this Sales Tax Agent Authorization Letter or the Lease Agreement and the Special Provisions, the Special Provisions shall control.

(b)         The Agent acknowledges and agrees that pursuant to General Municipal Law Section 875(3) the Agency shall have the right to recover, recapture, receive, or otherwise obtain from the Agent State Sales Tax Savings taken or purported to be taken by the Agent or any other person or entity acting on behalf of the Agent to which Agent, the Company is not entitled or which are in excess of the Maximum Sales Tax Savings Amount or which are for property or services not authorized or taken in cases where the Company, any Agent or any other person or entity acting on behalf of the Company or the Agent failed to comply with a material term or condition to use property or services in the manner required by this Sales Tax Agent Authorization Letter or the Lease Agreement.  The Company shall, and shall require each Agent and any other person or entity acting on behalf of the Company to cooperate with the Agency in its efforts to recover, recapture, receive, or otherwise obtain such State Sales Tax Savings and shall promptly pay over any such amounts to the Agency that it requests.  The failure to pay over such amounts to the Agency shall be grounds for the Commissioner of the New York State Department of Taxation and Finance (the “Commissioner”) to assess and determine State Sales and Use Taxes due from the Company under Article Twenty-Eight of the New York State Tax Law, together with any relevant penalties and interest due on such amounts.

10.         Subject to the provisions of Section 9 hereof, in the event that the Agent shall utilize the Sales Tax Exemption in violation of the provisions of the Lease Agreement or this Sales Tax Agent Authorization Letter, the Agent shall promptly deliver notice of same to the Company and the Agency, and the Agent shall, upon demand by the Agency, pay to or at the direction of the Agency a return of sales or use tax exemptions in an amount equal to all such unauthorized sales or use tax exemptions together with interest at the rate of twelve percent (12%) per annum compounded daily from the date and with respect to the dollar amount for which each such unauthorized sales or use tax exemption was availed of by the Agent.

EXHIBIT F-3

11.         Upon request by the Agency with reasonable notice to the Agent, the Agent shall make available at reasonable times to the Agency all such books, records, contracts, agreements, invoices, bills or purchase orders of the Agent, and require all appropriate officers and employees of the Agent to respond to reasonable inquiries by the Agency as shall be necessary (y) to indicate in reasonable detail those costs for which the Agent shall have utilized the Sales Tax Exemption and the dates and amounts so utilized, and (z) to permit the Agency to determine any amounts owed by the Agent under Section 10.

12.          By execution of this Sales Tax Agent Authorization Letter, the Agent agrees to accept the terms hereof and represent and warrant to the Agency that the use of this Sales Tax Agent Authorization Letter by the Agent is strictly for the purposes stated herein.

13.         The Agent acknowledges that this Sales Tax Agent Authorization Letter will terminate on the date (the “Termination Date”) that is the earlier of (i) the Expiration Date referred to above, and (ii) the expiration or termination of the Lease Agreement.  Upon the Termination Date, the agency relationship between the Agency and the Agent shall terminate.

The signature of a representative of the Agent where indicated below will indicate that the Agent accepted the terms hereof.

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY

By:
Name:
Title:

ACCEPTED AND AGREED TO BY:

[AGENT]

By:
Name:
Title:

EXHIBIT F-4

Exhibit A

To
SALES TAX AGENT AUTHORIZATION LETTER

Set forth below is a description of items that are eligible for the Sales Tax Exemption

Eligible Items shall mean the following items of personal property and services, but excluding any Ineligible Items, with respect to which the Agent shall be entitled to claim a Sales Tax Exemption in connection with the Facility:

(i)             purchases of materials, goods, personal property and fixtures and supplies that will be incorporated into and made an integral component part of the Facility;

(ii)            purchases or leases of any item of materials, goods, machinery, equipment, furniture, furnishings, trade fixtures and other tangible personal property having a useful life of one year of more;

(iii)           with respect to the eligible items identified in (ii) above: purchases of freight, installation, maintenance and repair services required in connection with the shipping, installation, use, maintenance or repair of such items; provided that maintenance shall mean the replacement of parts or the making of repairs;

(iv)         purchases of materials, goods and supplies that are to be used and substantially consumed in the course of construction or renovation of the Facility (but excluding fuel, materials or substances that are consumed in the course of operating machinery and equipment or parts containing fuel, materials or substances where such parts must be replaced whenever the substance is consumed); and

(v)            leases of machinery and equipment solely for temporary use in connection with the construction or renovation of the Facility.

Ineligible Items shall mean the following items of personal property and services with respect to which the Agent shall not be entitled to claim a Sales Tax Exemption in connection with the Facility:

(i)	vehicles of any sort, including watercraft and rolling stock;

(ii)	personalty having a useful life of one year or less;

(iii)	any cost of utilities, cleaning services or supplies or other ordinary operating costs;

(iv)	ordinary office supplies such as pencils, paper clips and paper;

(v)	any materials or substances that are consumed in the operation of machinery;

EXHIBIT F-A-1

(vi)	equipment or parts containing materials or substances where such parts must be replaced whenever the substance is consumed; and

(vii)	maintenance of the type as shall constitute janitorial services.

EXHIBIT F-A-2

Exhibit B

To
SALES TAX AGENT AUTHORIZATION LETTER

SALES TAX REGISTRY

Please Complete:
REPORTED PERIOD:
SEMI-ANNUAL PERIOD FROM [JANUARY 1][JULY 1], 20___ to
[JUNE 30][DECEMBER 31], 20___

Description of Item (incl. Serial #, if applicable)	Location of Item	Dollar Amount	Vendor Description	Date of Payment	Purchase order or invoice number	Sales Tax Savings

TOTAL SALES TAX SAVINGS REALIZED DURING THE SEMI-ANNUAL REPORTED PERIOD:

Certification: I, the undersigned, an authorized officer or principal owner of the company identified below, hereby certify to the best of my knowledge and belief that all information contained in this report is true and complete. The information reported in this form includes all Sales Tax Savings realized by the company identified below and its principals, affiliates, tenants, subtenants, contractors and subcontractors.  This form and information provided pursuant hereto may be disclosed to the Suffolk County Industrial Development Agency (“SCIDA”), and may be disclosed by SCIDA in connection with the administration of the programs by SCIDA; and, without limiting the foregoing, such information may be included in reports or disclosure required by law.

EXHIBIT F-B-1

Name of Agent:

Signature By:

Name (print):

Title:

Date:

EXHIBIT F-B-2

EXHIBIT G

MANDATORY AGENT AND SUBAGENT CONTRACT LANGUAGE

“This contract is being entered into by [NAME OF AGENT OR NAME OF SUBAGENT] (the “Agent”), as agent for and on behalf of the SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY (the “Agency”), in connection with a certain project of the Agency for the benefit of CHEMBIO DIAGNOSTIC SYSTEMS INC., consisting in part of the acquisition and installation of certain machinery, equipment and building materials, all for incorporation and installation in certain premises located at 555 Wireless Boulevard, Hauppauge (Tax Map # 800-181-1-1.025), in the Town of Smithtown, Suffolk County, New York (the “Premises”).  The acquisition of the machinery, equipment and building materials to be incorporated and installed in the Premises and all services and rentals of equipment related to the acquisition, construction and equipping of the Facility shall be exempt from all New York State and local sales and use taxes if the acquisition thereof is effected in accordance with the terms and conditions set forth in the attached sales tax exemption information letter of the Agency; and the Agent hereby represents that this contract is in compliance with the terms of the Lease and Project Agreement by and between Chembio Diagnostic Systems Inc. and the Agency, dated as of February 1, 2019.  This contract is non-recourse to the Agency, and the Agency shall not be directly, indirectly or contingently liable or obligated hereunder in any manner or to any extent whatsoever.  By execution or acceptance of this contract, the vendor/contractor hereby acknowledges and agrees to the terms and conditions set forth is this paragraph.”

EXHIBIT H
Sales Tax Registry

Please Complete:       REPORTED PERIOD: ANNUAL PERIOD FROM JANUARY 1, 20___ to DECEMBER 31, 20___

Description of Item (incl. Serial #, if applicable)	Location of Item	Dollar Amount	Vendor Description	Date of Payment	Purchase order or invoice number	Sales Tax Savings
SEMI-ANNUAL PERIOD FROM JANUARY 1, [____] to JUNE 30, [____]

TOTAL SALES TAX SAVINGS REALIZED DURING THE SEMI-ANNUAL PERIOD FROM JANUARY 1, [____] to JUNE 30, [____]:
SEMI-ANNUAL PERIOD FROM JULY 1, [____] to DECEMBER 31, [____]

TOTAL SALES TAX SAVINGS REALIZED DURING THE SEMI-ANNUAL PERIOD FROM JULY 1, [____] to DECEMBER 31, [____]:
TOTAL SALES TAX SAVINGS REALIZED DURING THE ANNUAL REPORTED PERIOD:
Certification: I, the undersigned, an authorized officer or principal owner of the Company, hereby certify to the best of my knowledge and belief that all information contained in this report is true and complete. The information reported in this form includes all Sales Tax Savings realized by the Company below and its principals, affiliates, tenants, subtenants, contractors, subcontractors and any other person or entity pursuant to the LETTER OF AUTHORIZATION FOR SALES TAX EXEMPTION issued to the Company, and any SALES TAX AGENT AUTHORIZATION LETTER issued to any other person or entity at the direction of the Company, by the Suffolk County Industrial Development Agency (“SCIDA”).  This form and information provided pursuant hereto may be disclosed by SCIDA in connection with the administration of the programs by SCIDA; and, without limiting the foregoing, such information may be included in reports or disclosure required by law.

Company Name:

Signature By:

Name (print):

Title:

Date:

EXHIBIT H

EXHIBIT I

COMPLIANCE WITH LABOR LAW, EXECUTIVE LAW AND CIVIL RIGHTS LAW

The purpose of the Suffolk County Industrial Development Agency (the “Agency”) is to provide benefits that reduce costs and financial barriers to the creation and to the expansion of business and enhance the number of jobs in Suffolk County.

The Agency has consistently sought to ensure that skilled and fair paying construction jobs be encouraged in straight-lease transactions with the Agency.

Now therefor, the parties to the attached Lease Agreement (the “Agreement”) further agree to be bound by the following, which are hereby made a part of the Agreement.

I.            The Company agrees that:

(a)          no laborer, workman or mechanic, in the employ of the Company or any contractor, subcontractor or other person doing or contracting to construct and equip the Facility shall be permitted or required to work more than eight hours in any one calendar day or more than five days in any one week, except in compliance with the Labor Law of the State of New York (the “Labor Law”); and

(b)          to the extent applicable and required by law, the Company shall comply with the provisions of the Labor Law, including Section 220 thereof. While such Labor Law does not presently require or obligate the Company to pay the prevailing rate of wages as such term is defined in Section 220-d thereof, the Company acknowledges that it has been advised that it is the policy of the Agency to encourage the Company to voluntarily comply with such provisions.

II.           To the extent required by law, the Company agrees that each contract or subcontract for the construction and equipping of the Facility shall provide:

(a)          in the hiring of employees for the performance of work in acquiring, renovating and equipping the Facility, or for the manufacture, sale or distribution of materials, equipment or supplies in connection with the acquisition, renovation and equipping of the Facility, neither the Company nor any contractor, subcontractor nor any person acting on behalf of the Company shall by reason of race, creed, color, disability, sex, or national origin, marital status or Vietnam veteran era status discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates; and

(b)         neither the Company nor any contractor, subcontractor, nor any person on their behalf shall, in connection with the acquisition, renovation and equipping of the Facility, discriminate against or intimidate any employee hired for the performance of work involved in acquiring, renovating and equipping the Facility on account of race, creed, color, disability, sex, national origin, marital status or Vietnam era veteran status; and

(c)         the aforesaid provisions of this section covering every contract for the manufacture, sale or distribution of materials, equipment or supplies in connection with the acquisition, renovation and equipping of the Facility shall be limited to operations performed within the territorial limits of the State of New York.

EXHIBIT I-1

III.         To the extent required by law, the Company will comply with the applicable provisions of Sections 291-299 of the Executive Law, and with the Civil Rights Law, will furnish all information and reports deemed necessary by the State Division of Human Rights, and will provide access, as required by law, to its books, records and accounts to the State Division of Human Rights, the Attorney General and the Industrial Commissioner for the purposes of investigation to ascertain compliance with the non‑discrimination clauses, the Executive Law and the Civil Rights Law.

EXHIBIT I-2

EXHIBIT J

LONG ISLAND FIRST POLICY

It is the policy of the Suffolk County Industrial Development Agency to strongly encourage project applicants to support LONG ISLAND FIRST. This means that to the greatest extent possible project applicants should consider purchasing goods and services from Long Island based providers, businesses and vendors and that to the greatest extent possible all employment opportunities should be provided to Long Island residents first.

EXHIBIT J

EXHIBIT K

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF COMPANY

- NONE -

EXHIBIT L

FORM OF ANNUAL EMPLOYMENT AND
FINANCIAL ASSISTANCE CERTIFICATION LETTER

Company name and address:
Project Name:

Job Information

Current number of full time equivalent employees (“FTE”) retained at the project location, including FTE contractors or employees of independent contractors that work at the project location, by job category:

Category	FTE	Average Salary and Fringe Benefits or Ranges
Management
Professional
Administrative
Production
Other
Other

Current number of full time equivalent employees (“FTE”) created at the project location, including FTE contractors or employees of independent contractors that work at the project location, by job category:

Category	FTE	Average Salary and Fringe Benefits or Ranges
Management
Professional
Administrative
Production
Other
Other

A copy of the NYS 45 form for the project location is required to be submitted with this report.  If the NYS 45 form is not available for the specific project location or the form does not accurately reflect the full time jobs created, an internal payroll report verifying the total jobs by employment category as outlined above at the location is required with this submission.

Financing Information

Has the Agency provided project financing assistance (generally through issuance of a bond or note)	Yes No

EXHIBIT L-1

If financing assistance was provided, please provide:
•	Original principal balance of bond or note issued	________________
•	Outstanding principal balance of such bond or note as of December 31	________________
•	Outstanding principal balance of such bond or note as of December 31	________________
Final maturity date of the bond or note	________________

Sales Tax Abatement Information

Did your Company or any appointed subagents receive Sales Tax Abatement for your Project During the prior year?	Yes No

If so, please provide the amount of sales tax savings received by the Company and all appointed subagents	________________

(Attach copies of all ST-340 sales tax reports that were submitted to New York State by the Company for the reporting period.  Please also attached all ST-60s filed for subagents for the reporting period.)

Mortgage Recording Tax Information

Did your Company receive Mortgage Tax Abatement on your Project during the prior year?	Yes No

(note this would only be applicable to the year that a mortgage was placed upon the Project, so if the Agency did not close a mortgage with you during the reporting period, the answer should be no)

The amount of the mortgage recording tax that was exempted during the reporting period:	________________

PILOT INFORMATION:

County Real Property Tax without PILOT	$_____________
City/Town Property Tax without PILOT	$_____________
School Property Tax without PILOT	$_____________
TOTAL PROPERTY TAXES WITHOUT PILOT	$_____________
Total PILOT Payments made for reporting period:	$_____________

Whether paid separately or lump sum to Agency for distribution, please provide break down of allocation of PILOT Payment to individual taxing jurisdictions:

County PILOT	$_____________
City/Town PILOT	$_____________
Village PILOT	$_____________
School PILOT	$_____________
TOTAL PILOTS	$_____________
Net Exemptions	$_____________
(subtract Total PILOTS from TOTAL property taxes without PILOT)

EXHIBIT L-2

I certify that to the best of my knowledge and belief all of the information on this form is correct. I further certify that the salary and fringe benefit averages or ranges for the categories of jobs retained and the jobs created that was provided in the Application for Financial Assistance is still accurate and if not, I hereby attach a revised list of salary and fringe benefit averages or ranges for categories of jobs retained and jobs created.  I also understand that failure to report completely and accurately may result in enforcement of provisions of my agreement, including but not limited to voidance of the agreement and potential claw back of benefits.

Signed:

Name:

Title:
(authorized Company representative)

Date:

EXHIBIT L-3

EXHIBIT M

FORM OF TENANT AGENCY COMPLIANCE AGREEMENT

THIS TENANT AGENCY COMPLIANCE AGREEMENT, dated as of ________, 20__, is between the SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation of the State of New York, having its office at H. Lee Dennison Building, 3rd Floor, 100 Veterans Memorial Highway, Hauppauge, New York 11788 (the “Agency”), and _______________________, a [banking corporation] [business corporation] [general partnership] [limited liability company] [limited liability partnership] [limited partnership] duly organized and validly existing under the laws of the State of ________ having its principal office at _____________________________________ (the “Tenant”).

R E C I T A L S

WHEREAS, the Agency was created by Chapter 675 of the Laws of 1975 of the State of New York, as amended, pursuant to Title 1 of Article 18-A of the General Municipal Law of the State of New York (collectively, the “Act”); and

WHEREAS, the Agency has agreed to assist in a project (the “Project”) on behalf of Chembio Diagnostic Systems Inc. (the “Company”) consisting of: (A) the acquisition of a leasehold interest in approximately 4.95 acres of land located at 555 Wireless Boulevard, Hauppauge, New York 11788 (Tax Map #800-181-1-1.025) in the Town of Smithtown, Suffolk County, New York (the “Land”), the renovation of an approximately 70,000 square foot building located on the Land (the “Improvements”), and the acquisition and installation therein of certain equipment and personal property (the “Equipment” and, together with the Land and Improvements, the “Facility”), which Facility is to be subleased by the Agency to the Company and which Facility will be used by the Company for research, development, manufacturing, customer service and sales for point-of-care diagnostic tests and related products; (B) the granting of certain “financial assistance” (within the meaning of section 854(14) of the Act) with respect to the foregoing limited to potential exemptions from certain sales and use taxes, transfer taxes and real property taxes (collectively, the “Financial Assistance”); and (C) the sublease of the Facility to the Company or such other person as may be designated by the Company and agreed upon by the Agency; and

WHEREAS, the Agency acquired a leasehold interest in the Land and the Improvements, all pursuant to the Company Lease Agreement, dated as of February 1, 2019 (the “Company Lease”), by and between the Agency and the Company; and

WHEREAS, the Agency leased the Facility to the Company pursuant to the Lease and Project Agreement, dated as of February 1, 2019 (the “Lease Agreement”), by and between the Agency and the Company; and

WHEREAS, the Company intends to sublease a portion of the Facility to be used as _________________ (the “Demised Premises”) to the Tenant pursuant to a [Tenant Lease Agreement], dated as of ___________, 20__ (the “Tenant Lease Agreement”), by and between the Company and the Tenant, which may be amended from time to time.

EXHIBIT M-1

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND COVENANTS OF TENANT

Section 1.1           Representations and Covenants of Tenant.  The Tenant makes the following representations and covenants as the basis for the undertakings on its part herein contained:

(a)         The Tenant is a [banking corporation] [business corporation] [general partnership] [limited liability company] [limited liability partnership] [limited partnership] duly organized and validly existing under the laws of the State of __________ [and authorized to transact business in the State of New York], and in good standing under the laws of the State of New York,[and the State of [____]] and has full legal right, power and authority to execute, deliver and perform this Tenant Agency Compliance Agreement.  This Tenant Agency Compliance Agreement has been duly authorized, executed and delivered by the Tenant.

(b)          To the best of the Tenant’s knowledge, neither the execution and delivery of this Tenant Agency Compliance Agreement nor the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the provisions hereof will conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any law or ordinance of the State or any political subdivision thereof, the Tenant’s organizational documents, as amended, or any restriction or any agreement or instrument to which the Tenant is a party or by which it is bound.

(c)       Any and all leasehold improvements undertaken by the Tenant with respect to the Demised Premises and the design, acquisition, construction, renovation, equipping and operation thereof by the Tenant will conform in all material respects with all applicable zoning, planning, building and environmental laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Facility.  The Tenant shall defend, indemnify and hold harmless the Agency from any liability or expenses, including reasonable attorneys’ fees, resulting from any failure by the Tenant to comply with the provisions of this subsection.

(d)         The Tenant Agency Compliance Agreement constitutes a legal, valid and binding obligation of the Tenant enforceable against the Tenant in accordance with its terms.

(e)       Under penalty of perjury, the Tenant certifies that it is in substantial compliance with all local, state, and federal tax, worker protection and environmental laws, rules and regulations.

ARTICLE II
INSURANCE

Section 2.1          Insurance Required.  At all times throughout the Lease Term, the Tenant shall, at its sole cost and expense, maintain or cause to be maintained insurance against such risks, and for such amounts, as are customarily insured against by businesses of like size and type and shall pay, as the same become due and payable, all premiums with respect thereto.  Such insurance shall include, without limitation, the following (but without duplication of insurance provided by the Company pursuant to the Lease Agreement covering the same risks and insured(s)):

EXHIBIT M-2

(a)       Insurance against loss or damage by fire, lightning and other casualties customarily insured against, with a uniform standard extended coverage endorsement, such insurance to be in an amount not less than the full replacement value of the completed Improvements, exclusive of footings and foundations, as determined by a recognized appraiser or insurer selected by the Tenant, but in no event less than $1,000,000.  During the construction of the Facility, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” and shall contain a provision granting the insured permission to complete and/or occupy.

(b)          Insurance protecting the Agency and the Tenant against loss or losses from liability imposed by law or assumed in any written contract (including the contractual liability assumed by the Tenant under Section 3.2 hereof) or arising from personal injury, including bodily injury or death, or damage to the property of others, caused by an accident or other occurrence, with a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage), and blanket excess liability coverage, in an amount not less than $5,000,000 combined single limit or equivalent, protecting the Agency and the Tenant against any loss or liability or damage for personal injury, including bodily injury or death, or property damage.  This coverage shall also be in effect during any construction or renovation period with respect to the Demised Premises.

(c)        During any construction period with respect to the Demised Premises (and for at least one year thereafter in the case of Products and Completed Operations as set forth below), the Tenant shall cause the general contractor to carry liability insurance of the type and providing the minimum limits set forth below:

(i)	Workers’ compensation and employer’s liability with limits in accordance with applicable law.

(ii)	Comprehensive general liability providing coverage for:

Premises and Operations
Products and Completed Operations
Owners Protective
Contractors Protective
Contractual Liability
Personal Injury Liability
Broad Form Property Damage
(including completed operations)
Explosion Hazard
Collapse Hazard
Underground Property Damage Hazard

Such insurance shall have a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

EXHIBIT M-3

(iii)
Business auto liability, including all owned, non-owned and hired autos, with a limit of liability of not less than $1,000,000 (combined single limit for personal injury, including bodily injury or death, and property damage).

(iv)	Excess “umbrella” liability providing liability Insurance in excess of the coverages in (i), (ii) and (iii) above with a limit of not less than $5,000,000.

Section 2.2            Additional Provisions Respecting Insurance.

(a)          All insurance required by this Tenant Agency Compliance Agreement shall be procured and maintained in financially sound and generally recognized responsible insurance companies authorized to write such insurance in the State and selected by the entity required to procure the same.  The company issuing the policies required by Section 2.1(a) hereof shall be rated “A” or better by A.M. Best Co., Inc. in Best’s Key Rating Guide.  Such insurance may be written with deductible amounts comparable to those on similar policies carried by other companies engaged in businesses similar in size, character and other respects to those in which the procuring entity is engaged.  All policies of insurance required by Section 2.1 hereof shall provide for at least ten (10) days prior written notice to the Agency of the restriction, cancellation or modification thereof.  The policy evidencing the insurance required by Section 2.1(b) hereof shall name the Agency as an additional insured.  All policies evidencing the insurance required by Section 2.1 (c)(ii) and (iv) shall name the Agency and the Tenant as additional insureds.

(b)         The certificate of insurance required by Section 2.1(b) hereof shall be delivered to the Agency on or before the date hereof.  A copy of the certificates of insurance required by Section 2.1(c)(ii) and (iv) hereof shall be delivered to the Agency on or before the commencement of any construction or renovation of the Demised Premises.  The Tenant shall deliver to the Agency before the first Business Day of each calendar year thereafter a certificate dated not earlier than the immediately preceding month reciting that there is in full force and effect, with a term covering the current year of the Tenant’s insurance policy, insurance of the types and in the amounts required by Section 2.1 hereof and complying with the additional requirements of Section 2.2(a) hereof.  Prior to the expiration of each such policy or policies, the Tenant shall furnish to the Agency and any other appropriate Person a new policy or policies of insurance or evidence that such policy or policies have been renewed or replaced or are no longer required by this Tenant Agency Compliance Agreement.  The Tenant shall provide such further information with respect to the insurance coverage required by this Tenant Agency Compliance Agreement as the Agency may from time to time reasonably require.

Section 2.3          Application of Net Proceeds of Insurance.  The Net Proceeds of the insurance carried pursuant to the provisions of Section 2.1(b) and (c) hereof shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid. The Net Proceeds of the insurance carried pursuant to the provisions of Section 2.1(a) hereof shall be applied in accordance with the provisions of the Tenant Lease Agreement.`

EXHIBIT M-4

Section 2.4          Right of Agency to Pay Insurance Premiums.  If the Tenant fails to maintain or cause to be maintained any insurance required to be maintained by Section 2.1 hereof, the Agency may pay or cause to be paid the premium for such insurance.  No such payment shall be made by the Agency until at least ten (10) days shall have elapsed since notice shall have been given by the Agency to the Tenant.  No such payment by the Agency shall affect or impair any rights of the Agency hereunder arising in consequence of such failure by the Tenant.  The Tenant shall, on demand, reimburse the Agency for any amount so paid pursuant to this Section, together with interest thereon from the date of payment of such amount by the Agency.

ARTICLE III
SPECIAL COVENANTS

Section 3.1         No Warranty of Condition or Suitability by Agency.  THE AGENCY HAS MADE AND MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, FITNESS, DESIGN, OPERATION OR WORKMANSHIP OF ANY PART OF THE FACILITY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS IN THE FACILITY, OR THE SUITABILITY OF THE DEMISED PREMISES FOR THE PURPOSES OR NEEDS OF THE TENANT OR THE EXTENT TO WHICH FUNDS AVAILABLE TO THE TENANT WILL BE SUFFICIENT TO PAY THE COST OF COMPLETION OF THE DEMISED PREMISES.  THE TENANT ACKNOWLEDGES THAT THE AGENCY IS NOT THE MANUFACTURER OF THE EQUIPMENT NOR THE MANUFACTURER’S AGENT NOR A DEALER THEREIN. THE TENANT, ON BEHALF OF ITSELF IS SATISFIED THAT THE DEMISED PREMISES IS SUITABLE AND FIT FOR PURPOSES OF THE TENANT. THE AGENCY SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER TO THE TENANT OR ANY OTHER PERSON FOR ANY LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED, DIRECTLY OR INDIRECTLY, BY THE PROPERTY OF THE FACILITY OR THE USE OR MAINTENANCE THEREOF OR THE FAILURE OF OPERATION THEREOF, OR THE REPAIR, SERVICE OR ADJUSTMENT THEREOF, OR BY ANY DELAY OR FAILURE TO PROVIDE ANY SUCH MAINTENANCE, REPAIRS, SERVICE OR ADJUSTMENT, OR BY ANY INTERRUPTION OF SERVICE OR LOSS OF USE THEREOF OR FOR ANY LOSS OF BUSINESS HOWSOEVER CAUSED.

EXHIBIT M-5

Section 3.2            Hold Harmless Provisions.

(a)          The Tenant agrees that the Agency and its directors, members, officers, agents (except the Company) and employees shall not be liable for, and agrees to defend, indemnify, release and hold the Agency and its directors, members, officers, agents and employees harmless from and against, any and all (i) liability for loss or damage to Property or injury to or death of any and all Persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Demised Premises or to common areas or other portions of the Facility to which the Tenant has regular access (such areas, together with the Demised Premises, are hereinafter referred to as the “Tenant Premises”), or arising by reason of or in connection with the occupation or the use thereof or the presence of any Person or Property on, in or about the Tenant Premises, and (ii) liability arising from or expense incurred in connection with the Agency’s participation in the subleasing of the Demised Premises to the Tenant, including, without limiting the generality of the foregoing, all claims arising from the breach by the Tenant of any of its covenants contained herein, the exercise by the Tenant of any authority conferred upon it pursuant to this Tenant Agency Compliance Agreement and all causes of action and reasonable attorneys’ fees (whether by reason of third party claims or by reason of the enforcement of any provision of this Tenant Agency Compliance Agreement (including without limitation this Section) or any other documents delivered by the Agency in connection with this Tenant Agency Compliance Agreement), and any other expenses incurred in defending any claims, suits or actions which may arise as a result of any of the foregoing, to the extent that any such losses, damages, liabilities or expenses of the Agency are not incurred and do not result from the gross negligence or intentional or willful wrongdoing of the Agency or any of its directors, members, agents or employees.  Except as otherwise provided herein, the foregoing indemnities shall apply notwithstanding the fault or negligence in part of the Agency, or any of its members, directors, officers, agents or employees, and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability.  The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of any such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

(b)         Notwithstanding any other provisions of this Tenant Agency Compliance Agreement, the obligations of the Tenant pursuant to this Section shall remain in full force and effect after the termination of this Tenant Agency Compliance Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought, and payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all expenses and charges incurred by the Agency or its members, directors, officers, agents and employees relating to the enforcement of the provisions herein specified.

(c)          In the event of any claim against the Agency or its members, directors, officers, agents or employees by any employee or contractor of the Tenant or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of the Tenant hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section 3.3         Right to Inspect Demised Premises.  The Agency and its duly authorized agents shall have the right at all reasonable times and upon reasonable prior written notice to inspect the Demised Premises.

Section 3.4             Qualification as Project.

(a)          The Tenant will not take any action, or fail to take any action, which action or failure to act would cause the Facility not to constitute a “project” as such quoted term is defined in the Act.  Without limiting the generality of the foregoing, the Tenant will in no event use the Demised Premises in such a way as to cause or permit the Facility to be used in violation of Section 862(2)(a) of the Act.

EXHIBIT M-6

(b)         The occupation of the Demised Premises has not and will not result in the removal of a facility or plant of the Tenant from one area of the State to another area of the State or in the abandonment of one or more plants or facilities of the Tenant located within the State.

Section 3.5            Compliance with Orders, Ordinances, Etc.

(a)        The Tenant, throughout the Lease Term, agrees that it will promptly comply, and cause any sublessee of the Tenant or occupant of the Demised Premises which is occupying the Demised Premises by permission of the Tenant to comply, with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Facility or the Demised Premises, or to the acquisition, construction and equipping of the Demised Premises, or to any use, manner of use or condition of the Facility or any part of the Demised Premises, of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers having jurisdiction of the Facility or any part thereof, and companies or associations insuring the premises.

(b)         The Tenant shall keep or cause the Demised Premises to be kept free of Hazardous Substances.  Without limiting the foregoing, the Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance with all applicable federal, state and local laws or regulations, nor shall the Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of the Tenant or any of its contractors, subcontractors or tenants, a release of Hazardous Substances onto the Facility or onto any other property.  The Tenant shall comply with, and ensure compliance by all of its contractors, subcontractors and subtenants with, all applicable federal, state and local environmental laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all of its contractors, subcontractors and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder.  The Tenant shall (i) conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Substances released, stored, generated or used by it on, from or affecting the Demised Premises (A) in accordance with all applicable federal, state and local laws, ordinances, rules, regulations and policies, (B) to the satisfaction of the Agency, and (C) in accordance with the orders and directives of all federal, state and local governmental authorities; and (ii) defend, indemnify and hold harmless the Agency, its employees, agents, officers, members and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to (A) the presence, disposal, release or threatened release of any Hazardous Substances which are on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise, (B) any bodily injury, personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substances, (C) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substances, or (D) any violation of laws, orders, regulations, requirements or demands of government authorities, or of any policies or requirements of the Agency, which are based upon or in any way related to such Hazardous Substances, and in all cases which result from the intentional or unintentional act or omission of the Tenant or any of its contractors, subcontractors or subtenants, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses.  The provisions of this Section shall be in addition to any and all other obligations and liabilities the Tenant may have to the Agency at common law and shall survive the transactions contemplated herein.

EXHIBIT M-7

(c)        Notwithstanding the provisions of subsections (a) and (b) above, the Tenant may in good faith contest the validity or the applicability of any requirement of the nature referred to in such subsections (a) and (b) by appropriate legal proceedings conducted in good faith and with due diligence.  In such event, the Tenant may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, unless the Agency shall notify the Tenant that, by failure to comply with such requirement or requirements, the Facility or any part thereof may be subject to loss, penalty or forfeiture, in which event the Tenant shall promptly take such action with respect thereto or provide such security as shall be reasonably satisfactory to the Agency.  If at any time the then existing use or occupancy of the Demised Premises shall, pursuant to any zoning or other law, ordinance or regulation, be permitted only so long as such use or occupancy shall continue, the Tenant shall use reasonable efforts not to cause or permit such use or occupancy by the Tenant to be discontinued without the prior written consent of the Agency, which consent shall not be unreasonably withheld.

(d)        Notwithstanding the provisions of this Section, if, because of a breach or violation of the provisions of subsection (a) or (b) above (without giving effect to subsection (c)), the Agency or any of its members, directors, officers, agents or employees shall be threatened with a fine, liability, expense or imprisonment, then, upon notice from the Agency, the Tenant shall immediately provide legal protection or pay an amount or post a bond in an amount necessary, in the opinion of the Agency and of its members, directors, officers, agents and employees, to the extent permitted by applicable law, to remove the threat of such fine, liability, expense or imprisonment.

(e)         Notwithstanding any provisions of this Section, the Agency retains the right to defend itself in any action or actions which are based upon or in any way related to such Hazardous Substances.  In any such defense of itself, the Agency shall select its own counsel, and any and all costs of such defense, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, shall be paid by the Tenant.

Section 3.6        Agreement to Provide Information.  Annually, the Tenant shall provide the Agency with a certified statement and documentation (i) enumerating the FTE jobs, by category, retained and/or created at the Facility as a result of the Agency’s financial assistance and (ii) indicating the fringe benefits and salary averages or ranges for such categories of FTE jobs created and/or retained. The Tenant further agrees to provide and certify or cause to be provided and certified whenever requested by the Agency any other information concerning the Tenant, its respective finances, its respective operations, its respective employment and its affairs necessary to enable the Agency to make any report required by law, governmental regulation, including, without limitation, any reports required by the Act, the Public Authorities Accountability Act of 2005, or the Public Authorities Reform Act of 2009, each as amended from time to time, or any other reports required by the New York State Authorities Budget Office or the Office of the State Comptroller, or any of the Agency Documents or Tenant Documents.  Such information shall be provided within thirty (30) days following written request from the Agency.

EXHIBIT M-8

Section 3.7            Employment Opportunities; Notice of Jobs.  The Tenant covenants and agrees that, in consideration of the participation of the Agency in the transactions contemplated herein, it will, except as otherwise provided by collective bargaining contracts or agreements to which it is a party, cause any new employment opportunities created in connection with the Demised Premises to be listed with the New York State Department of Labor, Community Services Division and with the administrative entity of the service delivery area created pursuant to the Job Training Partnership Act (PL 97-300) in which the Facility is located (collectively, the “Referral Agencies”).  The Tenant also agrees that it will, except as otherwise provided by collective bargaining contracts or agreements to which it is a party, first consider for such new employment opportunities persons eligible to participate in federal job training partnership programs who shall be referred by the Referral Agencies.

Section 3.8            Subleasing.

(a)        In accordance with Section 862(1) of the Act, the Demised Premises shall not be occupied by a sublessee whose tenancy would result in the removal of a facility or plant of the proposed sublessee from one area of the State to another area of the State or in the abandonment of one or more plants or facilities of such sublessee located within the State; provided, however, that neither restriction shall apply if the Agency shall determine:

(i)	that such occupation of the Demised Premises is reasonably necessary to discourage the proposed sublessee from removing such other plant or facility to a location outside the State, or

(ii)	that such occupation of the Demised Premises is reasonably necessary to preserve the competitive position of the proposed sublessee in its respective industry.

(b)         The Tenant may not assign the Tenant Lease Agreement or sub-sublease the Demised Premises without the prior written consent of the Agency.  Any assignment or sub-sublease shall conform with the restrictions and requirements set forth in Section 9.3 of the Lease Agreement.

Section 3.9        Definitions.  All capitalized terms used in this Tenant Agency Compliance Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Schedule of Definitions attached to the Lease Agreement as Schedule A.

Section 3.10          Execution of Counterparts.  This Tenant Agency Compliance Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

EXHIBIT M-9

IN WITNESS WHEREOF, the Agency and the Tenant have caused this Tenant Agency Compliance Agreement to be executed in their respective names by their duly authorized representatives, all as of _____________, 20__.

SUFFOLK COUNTY INDUSTRIAL DEVELOPMENT AGENCY

By:
Name:
Title:

[NAME OF ENTITY]

By:
Name:
Title:

EXHIBIT M-10

SCHEDULE A

SCHEDULE OF DEFINITIONS

“Act” means, collectively, Title 1 of Article 18-A of the General Municipal Law of the State, enacted into law as Chapter 1030 of the Laws of 1969 of the State, as amended, together with Chapter 675 of the Laws of 1975 of the State, as amended.

“Agency” means (i) the Suffolk County Industrial Development Agency, its successors and assigns, and (ii) any local governmental body resulting from or surviving any consolidation or merger to which the Agency or its successors may be a party.

“Agency Documents” means the Company Lease and the Lease Agreement.

“Agent” shall have the meaning set forth in Section 5.2(d).

“Approving Resolution” or “Authorizing Resolution” means the resolution adopted by the Agency on December 14, 2018, authorizing the execution and delivery of the Agency Documents, as such resolution may be amended and supplemented from time to time.

“Authorized Representative” means, in the case of the Agency, the Chairman, the Vice Chairman, the Secretary, the Assistant Secretary, the Executive Director or any member or officer of the Agency and such additional persons as, at the time, are designated to act on behalf of the Agency; and in the case of the Company, the President and such additional persons as, at the time, are designated to act on behalf of the Company.

“Bill of Sale” means the Bill of Sale, dated the Closing Date, given by the Company to the Agency with respect to the Equipment, as the same may be amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in New York, New York, or any city in which the principal office of the Lender, if any, is located are authorized by law or executive order to remain closed.

“Closing Date” means February 27, 2019.

“Company” means Chembio Diagnostic Systems Inc., a corporation organized and validly existing under the laws of the State of Delaware and authorized to do business in the State of New York and its successors and assigns.

“Company Documents” means the Bill of Sale, the Company Lease and the Lease Agreement.

“Company Lease” means the Company Lease Agreement, dated as of February 1, 2019, by and between the Company and the Agency, as the same may be amended from time to time.

“Completion Date” means the date of completion of the Facility as certified pursuant to Section 3.6 of the Lease Agreement.

Sch. A-1

“Condemnation” means the taking of title to, or the use of, Property under the exercise of the power of eminent domain by any governmental entity or other Person acting under governmental authority.

“Construction Period” means the period beginning on the earlier of (a) Closing Date and (b) the date of commencement of the Project Work of the Facility, and ending on the Completion Date.

“Disposal” has the same meaning as given to that term in the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq.)

“Eligible Items” shall mean the following items of personal property and services, but excluding any Ineligible Items, with respect to which the Company and any Agent shall be entitled to claim a Sales Tax Exemption in connection with the Facility: (i) purchases of materials, goods, personal property and fixtures and supplies that will be incorporated into and made an integral component part of the Facility; (ii) purchases or leases of any item of materials, goods, machinery, equipment, furniture, furnishings, trade fixtures and other tangible personal property having a useful life of one year or more; (iii) with respect to the eligible items identified in (ii) above; purchases of freight, installation, maintenance and repair services required in connection with the shipping, installation, use, maintenance or repair of such items; provided that maintenance shall mean the replacement of parts or the making of repairs; (iv) purchases of materials, goods and supplies that are to be used and substantially consumed in the course of construction or renovation of the Facility (but excluding fuel, materials or substances that are consumed in the course of operating machinery and equipment or parts containing fuel, materials or substances where such parts must be replaced whenever the substance is consumed); and (v) leases of machinery and equipment solely for temporary use in connection with the construction or renovation of the Facility.

“Environment” means any water or water vapor, any land, including land surface or subsurface, air, fish, wildlife, flora, fauna, biota and all other natural resources.

“Environmental Laws” means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection, preservation or remediation of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, written and published policies, guidelines, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Permits” means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with the ownership, construction, renovation, equipping, use and/or operation of the Facility, for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of the Facility.

“Equipment” means all machinery, equipment and other personal property used and to be used in connection with the Facility as described in Exhibit B to the Lease Agreement.

Sch. A-2

“Event of Default” means (a) when used with respect to the Lease Agreement, any of the events defined as Events of Default by Section 10.1 of the Lease Agreement, and (b) when used with respect to any Mortgage, any of the events defined as Events of Default in such Mortgage.

“Facility” means, collectively, the Land, the Improvements and the Equipment, leased and subleased to the Company pursuant to the Lease Agreement.

“Form ST-60” shall mean NYSDTF Form ST-60 “IDA Appointment of Project Operator or Agent” or such additional or substitute form as is adopted by NYSDTF to report the appointment of project operators or agents with respect to industrial development agency transactions.

“Form ST-123” shall mean NYSDTF Form ST-123 “IDA Agent or Project Operator Exempt Purchase Certificate” or such additional or substitute form as is adopted by NYSDTF for use in completing purchases that are exempt for Sales and Use Taxes with respect to industrial development agency transactions.

“Form ST-340” shall mean NYSDTF Form ST-340 “Annual Report of Sales and Use Tax Exemptions Claimed by Agent/Project Operator of Industrial Development Agency/Authority” or such additional or substitute form as is adopted by NYSDTF to report Sales Tax Savings with respect to industrial development agency transactions.

“FTE” shall have the meaning set forth in Section 8.11 of the Lease Agreement.

“Hazardous Substance” means, without limitation, any flammable, explosive, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum constituents, petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, pollutants, or toxic pollutants, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), Articles 17 and 27 of the New York State Environmental Conservation Law, or any other applicable Environmental Law and the regulations promulgated thereunder.

“Improvements” means all those buildings, improvements, structures and other related facilities, leased by the Owner to the Company, (i) affixed or attached to the Land, and (ii) not part of the Equipment, all as they may exist from time to time.

“Independent Accountant” shall mean an independent certified public accountant or firm of independent certified public accountants selected by the Company and approved by the Agency (such approval not to be unreasonably withheld or delayed).

“Independent Counsel” means an attorney or attorneys or firm or firms of attorneys duly admitted to practice law before the highest court of any state of the United States of America or in the District of Columbia and not a full time employee of the Agency or the Company.

Sch. A-3

“Ineligible Items” shall mean the following items of personal property and services with respect to which the Company and any Agent shall not be entitled to claim a Sales Tax Exemption in connection with the Facility:

(i)	vehicles of any sort, including watercraft and rolling stock;

(ii)	personalty having a useful life of one year or less;

(iii)	any cost of utilities, cleaning services or supplies or other ordinary operating costs;

(iv)	ordinary office supplies such as pencils, paper clips and paper;

(v)	any materials or substances that are consumed in the operation of machinery;

(vi)	equipment or parts containing materials or substances where such parts must be replaced whenever the substance is consumed; and

(vii)	maintenance of the type as shall constitute janitorial services.

“Land” means the real property leased by the Agency to the Company pursuant to the Lease Agreement and more particularly described in Exhibit A attached thereto.

“Lease Agreement” means the Lease and Project Agreement, dated as of February 1, 2019 by and between the Agency, as lessor, and the Company, as lessee, with respect to the Facility, as the same may be amended from time to time.

“Lease Term” means the duration of the leasehold estate created by the Lease Agreement as specified in Section 4.2 of the Lease Agreement.

“Lender” means any lender making a Loan to the Company to finance in whole or in part the Project Work, the acquisition and/or development of the Facility or any portion thereof.

“Lien” means any interest in Property securing an obligation owed to a Person, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions and encumbrances, including but not limited to mechanics’, materialmen’s, warehousemen’s, carriers’ and other similar encumbrances, affecting real property.  For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loan” has the meaning ascribed to such term in Section 12.4 of the Lease Agreement.

Sch. A-4

“Loan Documents” has the meaning ascribed to such term in Section 12.4 of the Lease Agreement.

“Loss Event” has the meaning ascribed to such term in Section 5.4 of the Lease Agreement.

“Maximum Sales Tax Savings Amount” shall mean the aggregate maximum dollar amount of Sales Tax Savings that the Company and all Agents acting on behalf the Company are permitted to receive under this Lease Agreement, which shall equal $284,625, or such maximum dollar amount as may be determined by the Agency pursuant to such additional documents as may be required by the Agency for such increase.

“Mortgage” means any mortgage and security agreement granted by the Agency and the Company to a Lender which grants a mortgage lien on and security interest in the Facility in favor of the Lender as security for such Lender’s Loan to the Company.

“Net Proceeds” means so much of the gross proceeds with respect to which that term is used as remain after payment of all expenses, costs and taxes (including attorneys’ fees) incurred in obtaining such gross proceeds.

“NYSDTF” means the New York State Department of Taxation and Finance.

“Organizational Documents” means (i) in the case of an entity constituting a limited liability company, the articles of organization or certificate of formation, and the operating agreement of such entity, (ii) in the case of an entity constituting a corporation, the articles of incorporation or certificate of incorporation, and the by-laws of such entity, and (iii) in the case of an entity constituting a general or limited partnership, the partnership agreement of such entity.

“Owner” means Myra Properties, LLC.

“Permitted Encumbrances” means, with respect to the Facility, (i) reserved, (ii) the Company Lease, (iii) the Lease Agreement, (iv) utility, access and other easements and rights-of-way, restrictions and exceptions that do not materially impair the utility or the value of the Property affected thereby for the purposes for which it is intended, (v) mechanics’, materialmen’s, warehousemen’s, carriers’ and other similar Liens which are approved in writing by the Lender, if any, or its counsel and, if no Lender, then by the Agency or its counsel, (vi) Liens for taxes not yet delinquent, (vii) any Mortgage granted to a Lender, (viii) purchase money security interests and blanket liens, and (ix) the Prime Lease.

“Person” or “Persons” means an individual, partnership, limited liability partnership, limited liability company, corporation, trust or unincorporated organization, or a government agency, political subdivision or branch thereof.

“PILOT Payments” has the meaning ascribed to such term in Section 5.1 of the Lease Agreement.

Sch. A-5

“Plans and Specifications” means the plans and specifications, if any, for the Improvements, prepared for the Company and approved by the Agency, as revised from time to time in accordance with the Lease Agreement.

“Prime Lease” means the lease agreement, dated February 5, 2019 (as amended, supplemented and/or assigned as of the date hereof and as the same may be further amended from time to time in accordance therewith and the Basic Documents), between the Owner and the Company, pursuant to which the Owner has leased the Land and the Improvements to the Company.

“Project” means (A) the acquisition of a leasehold interest in approximately 4.95 acres of land located at 555 Wireless Boulevard, Hauppauge, New York 11788 (Tax Map #800-181-1-1.025) in the Town of Smithtown, Suffolk County, New York (the “Land”), the renovation of an approximately 70,000 square foot building located on the Land (the “Improvements”), and the acquisition and installation therein of certain equipment and personal property (the “Equipment” and, together with the Land and Improvements, the “Facility”), which Facility is to be subleased by the Agency to the Company and which Facility will be used by the Company for research, development, manufacturing, customer service and sales for point-of-care diagnostic tests and related products; (B) the granting of certain “financial assistance” (within the meaning of section 854(14) of the Act) with respect to the foregoing limited to potential exemptions from certain sales and use taxes, transfer taxes and real property taxes (collectively, the “Financial Assistance”); and (C) the sublease of the Facility to the Company or such other person as may be designated by the Company and agreed upon by the Agency.

“Project Application Information” means the application and questionnaire submitted to the Agency on November 13, 2018 by or on behalf of the Company, for approval by the Agency of the Project, together with all other letters, documentation, reports and financial information submitted in connection therewith.

“Project Work” means the work required to complete the Project.

“Prime Rate” means (i) if no Lender, the rate designated by The Wall Street Journal from time to time as its “prime rate”, or (ii) if a Lender exists, the rate designated by the Lender from time to time as its “prime rate”.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Purposes” shall mean the State’s objective to create industrial development agencies for the benefit of the several counties, cities, villages and towns in the State and to empower such agencies, among other things, to acquire, construct, reconstruct, lease, improve, maintain, equip and sell land and any building or other improvement, and all real and personal properties, including, but not limited to, machinery and equipment deemed necessary in connection therewith, whether or not now in existence or under construction, which shall be suitable for manufacturing, warehousing, research, commercial, recreation or industrial facilities, including industrial pollution control facilities, in order to advance job opportunities, health, general prosperity and the economic welfare of the people of the State and to improve their standard of living.

Sch. A-6

“Real Property Tax Abatements” has the meaning ascribed to such term in Section 5.4 of the Lease Agreement.

“Recaptured Benefits” has the meaning ascribed to such term in Section 5.4 of the Lease Agreement.

“Recapture Event” has the meaning ascribed to such term in Section 5.4 of the Lease Agreement.

“Release” has the meaning given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), and the regulations promulgated thereunder.

“Sales and Use Taxes” shall mean local and State sales and compensating use taxes and fees imposed pursuant to Article 28 of the New York State Tax Law, as the same may be amended from time to time.

“Sales Tax Agent Authorization Letter” shall mean the Sales Tax Agent Authorization Letter, substantially in the form set forth in Exhibit F to the Lease Agreement – “Form of Sales Tax Agent Authorization Letter” and to be delivered in accordance with Section 5.2(d) of the Lease Agreement.

“Sales Tax Exemption” shall mean an exemption from Sales and Use Taxes resulting from the Agency’s participation in the Facility.

“Sales Tax Registry” shall mean the Sales Tax Registry in the form set forth in Exhibit H.

“Sales Tax Savings” means all Sales Tax Exemption savings realized by or for the benefit of the Company, including any savings realized by any Agent on behalf of the Company, pursuant to this Lease Agreement and each Sales Tax Agent Authorization Letter issued in connection with the Facility.

“Schedule of Definitions” means the words and terms set forth in this Schedule of Definitions attached to the Lease Agreement, as the same may be amended from time to time.

“SEQR Act” means the State Environmental Quality Review Act and the regulations thereunder.

“Special Provisions” has the meaning ascribed to such term in Section 5.2 of the Lease Agreement.

“State” means the State of New York.

Sch. A-7

“State Sales and Use Taxes” shall mean sales and compensating use taxes and fees imposed by Article 28 of the New York State Tax Law but excluding such taxes imposed in a city by Section 1107 or 1108 of such Article 28, as the same may be amended from time to time.

“State Sales Tax Savings” shall mean all Sales Tax Exemption savings relating to State Sales and Use Taxes realized by or for the benefit of the Company, including any savings realized by any Agent, pursuant to this Lease Agreement and each Sales Tax Agent Authorization Letter issued in connection with the Facility.

“Substitute Facilities” means facilities of substantially the same nature as the proposed Facility.

“Taxes on the Facility” has the meaning ascribed to such term in Section 5.1 of the Lease Agreement.

“Taxing Authorities” has the meaning ascribed to such term in Section 5.1 of the Lease Agreement.

“Tenant Agency Compliance Agreement” means an agreement in the form attached to the Lease Agreement as Exhibit M between the Agency and a sublessee of the Facility.

“Termination Date” shall mean such date on which the Sales Tax Exemption authorization may terminate pursuant to the terms and conditions of Section 5.2 of the Lease Agreement.

“Transaction Counsel” means the law firm of Barclay Damon LLP.

“Transaction Documents” means the Agency Documents and the Company Documents.

“Unassigned Rights” means the rights of the Agency and moneys payable pursuant to and under Sections 4.3, 4.4, 5.1, 5.2, 5.4, 6.4(c) and (d), 6.7, 8.1, 8.2, 8.5, 8.7, 8.8, 8.10, 8.11, 9.3, 10.2(a), 10.4, 11.2, 11.3 and 14.8 and Article XIII of the Lease Agreement.

Sch. A-8